PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), made as of the 31st day of October, 2016, ("Effective Date") by and between CENTER PARKING ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership, having an address at 121 West Long Lake Road, Suite 200, Bloomfield Hills, Michigan  48304 ("Seller"), and MVP DETROIT CENTER GARAGE, LLC, a Delaware limited liability company, having an address at 8880 W. Sunset Road, Suite 200, Las Vegas, Nevada 89148 ("Purchaser"), each sometimes referred to herein individually as a "Party" and together as the "Parties".
W I T N E S S E T H:
WHEREAS, Seller is desirous of selling the Property (as defined in Paragraph 2 hereof) and Purchaser is desirous of purchasing the Property on the terms, conditions, and provisions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, it is agreed as follows:
1. RECITALS. The recitals set forth above are incorporated by reference as if fully set forth at length herein.
2. SALE.  Seller agrees to sell and Purchaser agrees to purchase, for the Purchase Price (as defined in Paragraph 3 hereof), subject to and in accordance with the terms, conditions, covenants and provisions of this Agreement, all of the right, title and interest of Seller (including without limitation as fee simple owner of the Real Property) in and to the following (collectively, the "Property"):
(a) Real Property.  That certain real property commonly known as "Renaissance Center Parking Garage" and located at 414 Renaissance Drive West, in the City of Detroit, County of Wayne, State of Michigan ("State"), as more particularly described in attached Exhibit A (the "Land"), together with: (i) all improvements located thereon (the "Improvements"); (ii) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including Seller's right, title and interest in and to mineral rights, development rights, and air and water rights; and (iii) Seller's right, title and interest in and to any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the "Real Property");
(b) Personal Property.  All of the equipment, machinery, fixtures, furniture, furnishings, supplies and other personal property now or hereafter located on or affixed to the Real Property, and any replacements or substitutions therefor (collectively, the "Personal Property"), but specifically excluding any equipment, machinery, fixtures, furniture, furnishings, supplies and other personal property owned or leased by Miller Parking Services, LLC (the "Operator"), the operator of the parking garage pursuant to that certain Parking Management & Operations Agreement, dated effective March 1, 2011, by and between Seller, as owner, and Operator, as manager (the "Management Agreement"); and

(c) Intangible Property.  All intangible property relating to the Real Property and the Personal Property, including, but not limited to, the name of the parking garage, trade names, design marks, websites, logos, domain names, social media addresses, telephone numbers and, to the extent assignable, Seller's right, title and interest in and to any contracts (other than Terminated Contracts (as defined in Paragraph 8(b) hereof)), warranties, permits and licenses now used in connection with any Real Property (collectively, the "Intangible Property") to the extent the same remain in effect as of the Closing Date (as defined in Paragraph 10 below).
3. PURCHASE PRICE.  The purchase price of the Property is FIFTY-FIVE MILLION AND 00/100 U.S. DOLLARS ($55,000,000.00) (herein referred to as the "Purchase Price").  The Purchase Price shall be payable as follows:
(a) Upon execution and delivery of this Agreement, Purchaser shall deposit in immediately available funds with the Troy, Michigan office of First American Title Insurance Company, as "Escrow Agent," an amount equal to ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000.00) (the "Initial Deposit"), which shall be maintained by Escrow Agent in an interest bearing account pursuant to the provisions of Paragraph 4 hereof;
(b) Within two (2) business days after the Outside Approval Date (as defined in Paragraph 49 hereof) (or, if applicable and if sooner, within two (2) business days after the Seller receives written confirmation that a sufficient number of the limited partners will not timely and properly object to the proposed sale prior to the Outside Approval Date and Seller provides written notice to Purchaser thereof), Purchaser shall deposit in immediately available funds with the Escrow Agent an amount equal to THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00) (the "Additional Deposit" and together with the Initial Deposit, the "Deposit"), which shall be maintained by Escrow Agent in an interest bearing account pursuant to the provisions of Paragraph 4 hereof; and
(c) At Closing the balance of the Purchase Price shall be paid in immediately available funds by wire transferring such balance into an account designated by Seller, subject to the adjustment and prorations described in Paragraph 12 hereof or elsewhere herein.
TIME IS OF THE ESSENCE for the delivery of the Deposit.  Upon making the Deposit, the Deposit shall be non-refundable and the Purchaser shall have no further rights thereto, except as otherwise expressly set forth in this Agreement.  Concurrently herewith, each Party shall notify Escrow Agent of its Federal Tax Identification number.  The Deposit shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of Paragraph 4 hereof or as may be described elsewhere herein.  Purchaser hereby acknowledges and agrees that the Deposit held by Escrow Agent does not and shall not constitute property of the estate of Purchaser within the meaning of Section 541 of Title 11 of the United States Code, or substantially similar provisions of state law (the "Bankruptcy Code"), and Purchaser's interest in such Deposit is limited to the right to have the Deposit returned if and when the conditions for the return of the Deposit to Purchaser are satisfied as set forth herein.  Purchaser hereby acknowledges and agrees that the proper release of the Deposit to Seller as provided for herein shall not be a violation of any provision of the Bankruptcy Code, including, without limitation, Section 362 of the Bankruptcy Code, or require the approval of any court with jurisdiction over any case in which Purchaser or any affiliate of Purchaser is a debtor.  Purchaser hereby waives any provision of the Bankruptcy Code necessary to invoke the foregoing, including without limitation, Sections 105 and 362, and waives any right to defend against any motion for relief from the automatic stay that may be filed by Seller.  Any interest earned on the Deposit while held by Escrow Agent shall be paid to the party to whom the Deposit is paid, except that if the Closing occurs, the Purchaser shall receive a credit for such interest in accordance with the terms of this Agreement.  In cases where the "Deposit" is to be refunded to Purchaser, "Deposit" means only the portion thereof deposited by Purchaser with Escrow Agent at such time.
4. ESCROW AGENT.
(a) The Deposit shall be held in escrow by Escrow Agent in one or more federally insured bank accounts selected by Escrow Agent on the terms hereinafter set forth.
(b) When Closing has occurred, Escrow Agent shall deliver the Deposit to Seller.
(c) If Escrow Agent receives a written request for the Deposit signed by Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement, Escrow Agent shall promptly submit a copy of such request to Purchaser.  If Escrow Agent does not receive notice of objection from Purchaser within five (5) business days after Purchaser's receipt of Seller's notice, Escrow Agent shall deliver the Deposit to Seller.  If Escrow Agent shall receive a timely notice of objection from Purchaser as aforesaid, Escrow Agent promptly shall submit a copy thereof to Seller.
(d) If Escrow Agent receives a written request signed by Purchaser stating that this Agreement has been canceled or terminated, or that Seller has defaulted in the performance of its obligations hereunder, and that Purchaser is entitled to the Deposit, Escrow Agent shall promptly submit a copy of such request to Seller.  If Escrow Agent does not receive notice of objection from Seller within five (5) business days after Seller's receipt of Purchaser's notice, Escrow Agent shall deliver the Deposit to Purchaser.  If Escrow Agent shall receive a timely notice of objection from Seller as aforesaid, Escrow Agent promptly shall submit a copy thereof to Purchaser.
(e) Any notice to Escrow Agent shall be sent in accordance with Paragraph 17 of this Agreement.
(f) Subject to Paragraph 4(g) below, if Escrow Agent receives notice signed by Seller instructing Escrow Agent to pay the Deposit to Purchaser, or if Escrow Agent receives notice signed by Purchaser instructing Escrow Agent to pay the Deposit to Seller, Escrow Agent shall deliver the Deposit in accordance with such instructions.

(g) If Escrow Agent shall have received a notice of objection as provided for in Paragraphs 4(c) or 4(d) hereof within the time therein prescribed, Escrow Agent shall not comply with any requests or demands it may have received and shall continue to hold the Deposit until Escrow Agent receives either: (i) a written notice signed by both Seller and Purchaser stating who is entitled to the Deposit; or (ii) a final order of a court of competent jurisdiction directing disbursement of the Deposit in a specific manner; in either of which events, Escrow Agent then shall disburse the Deposit in accordance with such notice or order.  Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such requests or demands until and unless it has received a direction of the nature described in clauses (i) or (ii) above.
(h) Notwithstanding the foregoing provisions of Paragraph 4(g) above, if Escrow Agent shall have received a notice of objection as provided for in Paragraphs 4(c) or 4(d) hereof within the time therein prescribed, or shall have received at any time before actual disbursement of the Deposit a notice from either Seller or Purchaser advising that litigation between Seller and Purchaser over entitlement to the Deposit has been commenced, or otherwise shall believe in good faith at any time that a disagreement or dispute has arisen between the Parties hereto over entitlement to the Deposit (whether or not litigation has been instituted), Escrow Agent shall have the right, upon notice to both Seller and Purchaser, (i) to deposit the Deposit with the Clerk of the Court in a federal or state court to which the parties have expressly submitted to jurisdiction pursuant to Paragraph 41 below, and/or (ii) to take such affirmative steps, at its option, as it may elect in order to terminate its duties as Escrow Agent, including, but not limited to, the depositing of the Deposit with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whoever of Seller or Purchaser is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous negligence or willful default.
(i) Escrow Agent shall have no duty to invest all or any portion of the Deposit during any period of time Escrow Agent may hold the same prior to disbursement thereof except in one or more interest-bearing accounts as aforesaid, and any disbursements or deliveries of the Deposit required herein to be made by Escrow Agent shall be with such interest, if any, as shall have been earned thereon.
(j) Escrow Agent shall be under no obligation to deliver any instrument or documents to a court or take any other legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which, in Escrow Agent's reasonable opinion, would or might involve it in any cost, expense, loss or liability (other than de minimis costs) unless, as often as Escrow Agent may require, Escrow Agent shall be furnished with security and indemnity satisfactory to it against all such costs, expenses, losses or liability.

(k) Escrow Agent shall not be liable for any error or judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law, and is released and exculpated from all liability hereunder except for willful misconduct or negligence.
(l) Escrow Agent's obligations hereunder shall be as a depositary only, and Escrow Agent shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any notice, written instructions or other instrument furnished to it or deposited with it, or for the form of execution thereof, or for the identity or authority of any person depositing or furnishing same.
(m) Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by it to be genuine, and Escrow Agent may assume that any person purporting to give any notice or advice on behalf of any Party in accordance with the provisions hereof has been duly authorized to do so.  Seller and Purchaser hereby jointly and severally agree to indemnify and to hold and save Escrow Agent harmless from and against any and all loss, damage, cost or expense Escrow Agent may suffer or incur as Escrow Agent hereunder unless caused by its negligence or willful misconduct.
(n) The terms and provisions of this Paragraph 4 shall create no right in any person, firm or corporation other than the Parties hereto and their respective successors and permitted assigns, and no third party shall have the right to enforce or benefit from the terms hereof.
(o) Escrow Agent is hereby designated the "real estate reporting person" for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide.  Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.  Seller and Purchaser shall reasonably cooperate with Escrow Agent in connection with Escrow Agent's duties as real estate reporting person.
(p) The provisions of this Paragraph 4 shall survive Closing or the termination of this Agreement for any reason.
5. INTENTIONALLY DELETED.
6. REPRESENTATIONS.
(a) In order to induce Purchaser to enter into this Agreement, Seller warrants and represents the following:
(i) Seller is a limited partnership duly formed and in good standing under the laws of the State and qualified to do business in the State;

(ii) Seller has the right, power and authority, without the joinder of any other person or entity to enter into, execute and deliver this Agreement and, subject to the terms of this Agreement (including, but not limited to, Paragraph 23 and Paragraph 49), to perform all duties and obligations imposed on it under this Agreement;
(iii) this Agreement is a valid obligation of Seller and is binding upon it in accordance with the terms hereof; subject to the terms of this Agreement (including, but not limited to, Paragraph 23 and Paragraph 49), the persons or parties executing this Agreement on its behalf have been duly authorized and empowered to bind it to this Agreement;
(iv) subject to the terms of this Agreement (including, but not limited to, Paragraph 23 and Paragraph 49), to Seller's knowledge, neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement to which Seller is a party or by which is it bound;
(v) Seller has not: (A) made a general assignment for the benefit of creditors; (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors; (C) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (D) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (E) admitted in writing its inability to pay its debts as they come due; or (F) made an offer of settlement, extension or composition to its creditors generally;
(vi) Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") and any related regulations;
(vii) All service, maintenance, supply, construction, development and management contracts, equipment leases and any other contract (including all amendments, modifications, extensions, renewals, side letters, guarantees and other documents related thereto) (collectively, "Contracts") affecting the Property as of the Effective Date will be made available at the Property by the Operator on or before November 7, 2016, at which time Schedule 6(a)(vii) will be created and attached hereto on or before November 9, 2016.  To Seller's knowledge, each Contract is in full force and effect.  Seller has not given or received any written notice of any breach or default under any such Contracts that has not been cured;
(viii) Except for the ROFR (as defined in Paragraph 45 below) granted to GM (as defined in Paragraph 45 below), Seller has not granted any options, rights of first refusal or rights of first offer or similar rights with respect to the Property, in each case that grants to a third-party the right to purchase or lease all or a portion of the Property;
(ix) As of the date hereof, there are no pending condemnation or similar proceedings affecting the Property;

(x) As of the date hereof, Seller has received no written notice of any litigation, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, or proceedings pending or threatened against the Property, the Seller or affecting the Seller which, if determined adversely to such property or entity, would materially and adversely affect the (A) ability of the Seller to perform its obligations hereunder, (B) ownership of the Property or (C) the operation of the Property.  The Seller is not a party to or, to its knowledge, subject to the provision of any judgment, order, writ, injunction, decree or award of any governmental authority which would materially and adversely affect the ability of the Seller to perform its obligations hereunder;
(xi) As of the date hereof, Seller has not received any written notice from any governmental authority or other person: (A) of any violation, non-renewal, suspension or revocation of any licenses, permits, approvals, qualifications and the like with respect to the Property (collectively, the "Licenses and Permits") that has not been dismissed or cured; (B) of any failure by the Seller to obtain any Licenses and Permits required for the use, occupancy or operation of the Property that has not been dismissed or cured; or (C) that any uses being made of the Property are in violation of any applicable certificates of occupancy therefor that has not been dismissed or cured; provided, however, Seller hereby notifies Purchaser that the City of Detroit has approached other property owners with banners similar to that used in connection with the Parking Garage about removing such banners;
(xii) (A) Seller is not a party to any action or proceeding to abate any real property taxes, (B) there is no proceeding by any governmental authority for enforcement of collection of such taxes against Seller, (C) as of the date hereof, Seller has not received any written notice of a special tax or assessment to be levied against the Property after the date hereof and (D) to Seller's knowledge, there are no outstanding storm water drainage fees payable for the Property;
(xiii) As of the date hereof, the Seller has not received any written notice from any governmental authority of a violation of any applicable Environmental Requirements (as defined in Paragraph 7(c) hereof), which have not been corrected and, to Seller's knowledge, there are no current violations of any Environmental Requirements at or relating to the Property except as may be disclosed in that certain Phase I Environmental Site Assessment prepared by GHD, dated September 21, 2016 (the "Seller's Phase I ESA");
(xiv) No individuals are presently employed by the Seller, and Seller is not a party to any employment, collective bargaining or similar agreements or arrangements relating to the Property;

(xv) (A) Seller presently is and at all times during the term hereof shall remain in compliance with all regulations and requirements of OFAC (as hereinafter defined), and any authorizing statute, law or executive order, including without limitation, the Executive Order (as hereinafter defined) relating to money laundering, anti-terrorism, trade embargos and/or economic sanctions; (B) Seller and each person or entity owning an interest in Seller is: (I) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"); and (II) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or executive order of the President of the United States; (C) none of the funds or other assets of Seller constitute property of, or are beneficially  owned, directly or indirection, by any Embargoed Person (as hereinafter defined); (D) no Embargoed Person (as defined below) has any interest of any nature whatsoever in Seller (whether directly or indirectly); (E) none of the funds of Seller have been derived from any unlawful activity with the result that the investment in Seller is prohibited by law or that this Agreement is in violation of law; and (F) Seller, to the extent it has the power to do so, will use commercially reasonable efforts to cause the foregoing representations and warranties to remain true and correct at all applicable times during the pendency of this Agreement.  The term "Embargoed Person" means any person, entity or government subject to trade restrictions pursuant to United States law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder, and all amendments thereto, with the result that the investment in the representing Party is prohibited by law or that such Party is in violation of law;
(xvi) Seller covenants and agrees: (A) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; (B) to immediately notify Purchaser if any of the representations, warranties or covenants set forth in clauses (xv) and/or (xvi) of this subparagraph (a) no longer is true or has been breached or if Seller has a reasonable basis to believe that they no longer may be true or have been breached; (C) not to use funds from any "Prohibited Person" as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Person, Who Commit, Threaten to Commit, or Support Terrorism and all amendments thereto) (herein referred to as "Executive Order") to make any payment due to Purchaser under this Agreement; and (D) at the request of Purchaser, to provide such information as may be requested by Purchaser to determine such compliance by Seller with the terms hereof;
(xvii) Seller hereby acknowledges and agrees that its inclusion on the List at any time prior to Closing, shall be a default of Seller's obligations under this Agreement, thereupon giving Purchaser the right to terminate this Agreement (and receive a return of its Deposit); and

(xviii) To Seller's knowledge, there is no material violation of any applicable laws with respect to the Property which has not been cured or dismissed.
(b) (i) Except as expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever, express or implied, at law or in equity, with respect to the Property or as to any other matter or thing whatsoever, and any such other representations or warranties are hereby expressly disclaimed.  Seller makes no representations as to any statement, written or otherwise, made by Seller's Broker with respect to the Property or as to any other matter or thing whatsoever, and no such statements shall be imputed to Seller.
(ii) Purchaser shall provide actual written notice to Seller of any pre-Closing breach of any of Seller's warranties or representations as set forth in Paragraph 6(a) of which Purchaser acquires actual knowledge, through any means. Notwithstanding anything to the contrary contained herein, Seller shall have no liability with respect to any of the foregoing representations and warranties if, prior to the Closing, Purchaser acquires actual knowledge of information, from whatever source, that contradicts any of Seller's representations and warranties, or renders any of the foregoing representations and warranties untrue or incorrect (collectively, the "Purchaser's Contradictory Knowledge"), and Purchaser nevertheless consummates the transaction contemplated by this Agreement.
(c) Whenever set forth in this Agreement, the phrases "knowledge" or "actual knowledge" or any similar such phrase shall be deemed to mean: (i) with respect to the Seller, only the actual current (as of the Effective Date) knowledge of Lawrence S. Jackier and Dale G. Rands, Managers of Jackier/Rands Associates, L.L.C., a Michigan limited liability company, the general partner of Seller (the "Seller Knowledge Representatives"), without any requirement of making an inquiry or investigation other than a review of their personal files, and without personal liability; and (ii) with respect to the Purchaser, only the actual current (as of the Effective Date) knowledge of Dan Huberty (the "Purchaser Knowledge Representative" and together with the Seller Knowledge Representatives, the "Knowledge Representatives"), without any requirement of making an inquiry or investigation other than a review of their personal files, and without personal liability. The knowledge of others shall not be imputed to the Knowledge Representatives.  No other investigation, review or inquiry of any persons, or other action shall be required of the Knowledge Representatives.  The parties hereby agree that recourse under this Agreement with respect to the Parties is strictly limited to the Parties and no claim will be made against the Knowledge Representatives (and the Knowledge Representatives shall have no personal liability under or with respect to this Agreement or the Property) individually or in their capacity as one of the Knowledge Representatives.  Except as expressly provided in this Agreement with reference to warranties and representations made subject to a Party's knowledge (or words of similar import), in no event shall such Party be liable for the inaccuracy of the warranty or representation unless the other Party's Knowledge Representatives had actual knowledge of the inaccuracy at the time of making the warranty or representation.

(d) In order to induce Seller to enter into this Agreement, Purchaser warrants and represents the following:
(i) it has the full power and authority to perform all of its obligations under this Agreement, and has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware, and, at Closing will be qualified to do business in the State;
(ii) it has the right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on it under this Agreement;
(iii) this Agreement is a valid obligation of Purchaser and is binding upon it in accordance with the terms hereof; the persons or parties executing this Agreement on its behalf have been duly authorized and empowered to bind it to this Agreement;
(iv) it has not: (A) made a general assignment for the benefit of creditors; (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (C) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (D) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (E) admitted in writing its inability to pay its debts as they come due; or (F) made an offer of settlement, extension or composition to its creditors general;
(v) to its knowledge, neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement to which it is a party or by which it is bound;
(vi) to its actual knowledge, there are no existing or pending litigation or insolvency actions or claims with respect to its ability to consummate the proposed transaction;
(vii) it has the financial capacity to pay the Purchase Price and all other costs and expenses contemplated by this Agreement;

(viii) (A) Purchaser presently is and at all times during the term hereof shall remain in compliance with all regulations and requirements of OFAC, and any authorizing statute, law or executive order, including without limitation, the Executive Order relating to money laundering, anti-terrorism, trade embargos and/or economic sanctions; (B) Purchaser and each person or entity owning an interest in Purchaser is: (I) not currently identified on List; and (II) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or executive order of the President of the United States; (C) none of the funds or other assets of Purchaser constitute property of, or are beneficially  owned, directly or indirection, by any Embargoed Person; (D) no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly); (E) none of the funds of Purchaser have been derived from any unlawful activity with the result that the investment in Purchaser is prohibited by law or that this Agreement is in violation of law; and (F) Purchaser has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all applicable times;
(ix) Purchaser covenants and agrees: (A) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; (B) to immediately notify Seller if any of the representations, warranties or covenants set forth in clauses (viii) and/or (ix) of this subparagraph (d) no longer is true or has been breached or if Purchaser has a reasonable basis to believe that they no longer may be true or have been breached; (C) not to use funds from any Prohibited Person to make any payment due to Seller under this Agreement; and (D) at the request of Seller, to provide such information as may be requested by Seller to determine such compliance by Purchaser with the terms hereof;
(x) Purchaser hereby acknowledges and agrees that its inclusion on the List at any time prior to Closing, shall be a default of Purchaser's obligations under this Agreement, thereupon giving Seller the right to terminate this Agreement.  The representations of clauses (viii) and (ix) of this subparagraph (d) shall survive Closing indefinitely; and
(xi) Purchaser is not a "Plan", not a Plan "Fiduciary", nor an entity holding "Plan Assets" (as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service, "ERISA") nor, to the best of Purchaser's knowledge, an entity whose assets are deemed to be Plan Assets under ERISA, Purchaser is acquiring the Property for Purchaser's own personal account and, to the best of Purchaser's knowledge, the Property shall not constitute Plan Assets subject to ERISA upon conveyance of the Property by Seller.  Seller shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or Purchaser's representation is found to be false or misleading in any respect.  The foregoing representation and warranty shall survive Closing indefinitely.

7. CONDITION OF PROPERTY.
(a) Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements, or guaranties of any kind or character whatsoever, whether expressed or implied, oral or written, past, present or future (other than as expressly provided by this Agreement) of, as to, concerning or with respect to: (i) the Improvements; (ii) the Personal Property; (iii) the Intangible Property; (iv) the value of the Property, the financial condition of the Property, the income potential of the Property, and/or the revenues and expenses generated by, or associated with, the Property or otherwise relating to the Property; (v) matters of title; (vi) the nature, condition or state of repair of the Property, including, without limitation, the water, soil, air (including air quality), and geology (including, without limitation, geological conditions, including, but not limited to, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage or past and/or future earthquakes); (vii) whether, and to the extent to which, the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone areas, flood plain, floodway or special flood hazard; (viii) any environmental matters or conditions relating to the Property, including, without limitation: (A) the compliance of the Property with Environmental Requirements (as hereinafter defined); and (B) whether any environmental conditions may exist in, on, upon, under, above, or in the vicinity of the Property, including, without limitation, whether radon, asbestos, other Hazardous Materials (as hereinafter defined) or other toxic substances are present in, on, upon, under, above, or in the vicinity of the Property or pertaining to the extent, location or nature of same; (ix) drainage; (x) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any under-shoring; (xi) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric; (xii) the usages of adjoining property; (xiii) access to the Property or any portion thereof; (xiv) the compliance with the plans and specifications of the Property; (xv) the size, location, age, use, design, quality, description, suitability, structural integrity, operation, or physical condition of the Property or any portion thereof; (xvi) any liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof; (xvii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local laws, rules, regulations, codes or ordinances (including, without limitation, any applicable zoning, building, fire or development laws, rules, regulations, codes or ordinances) applicable to the Property; (xviii) the existence or non-existence of underground storage tanks; (xix) any other matter affecting the stability or integrity of the Property; (xx) the potential for further development of the Property; (xxi) the existence of vested land use, zoning or building entitlements affecting the Property; (xxii) the merchantability of the Property or fitness or suitability of the Property for any particular purpose or use (Purchaser affirming that Purchaser has not relied on Seller's skill or judgment to select or furnish the Property for any particular purpose or use, and that Seller makes no warranty that the Property is fit or suitable for any particular purpose or use); (xxiii) tax consequences (including, without limitation, the amount of, use of, or provisions relating to any tax credits); (xxiv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (xxv) the transactions contemplated by this Agreement. Additionally, Purchaser hereby acknowledges that, except for the representations expressly set forth in Paragraph 6(a), Purchaser has not relied upon, and will not rely upon, either directly or indirectly, any information, representation or warranty of Seller, any of the other Seller Parties (as defined in Paragraph 7(d) below), and/or CBRE, Inc. ("Seller's Broker"), including, without limitation, the Due Diligence Materials (as defined below), and Purchaser further acknowledges that no such representations or warranties have been made, and Seller does not make, and hereby expressly disclaims, any representation or warranty as to (i) the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser (including, without limitation, the Due Diligence Materials) (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller's possession), and (ii) the methodology of preparation or otherwise concerning the contents of such materials, data and other information.
Except as may otherwise be expressly provided herein, it is the Parties' express understanding and agreement that such materials, data and other information are provided only for Purchaser's convenience and accommodation.  Except as expressly provided herein, Purchaser expressly disclaims any intent to rely on any such materials, data and information provided to it and agrees that it shall rely solely on its own independently developed or verified information.  Further to the foregoing, Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except for Seller's representations and warranties in this Agreement (during the period the same survive), it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property.  Prior to entering into this Agreement, Purchaser had the opportunity to conduct Purchaser's own due diligence and investigations with respect to the Property and other related matters determined by Purchaser.  Purchaser's obligations under this Agreement are not contingent on any further due diligence and/or investigation.  Further Purchaser acknowledges that, except for Seller's representations and warranties in this Agreement (during the period the same survive), it shall rely solely on its own independent investigations and inspections of the Property, which have all been completed to date.
 Upon Closing, Purchaser shall assume the risk that adverse matters, including but not limited, adverse physical and environmental conditions, may not have been revealed by Purchaser's inspections and investigations.  Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and (except for Seller's representations and warranties expressly made in this Agreement, during the period the same survive) Purchaser shall accept the Property on an "AS IS, WHERE IS" and "WITH ALL FAULTS" basis.  Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property by Seller or any of the other Seller Parties.  Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Property furnished by Seller's Broker or any other real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to in this Agreement.  Purchaser acknowledges that the Purchase Price reflects the "as is" nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property.  Purchaser has fully reviewed the disclaimers, waivers, releases and relinquishments set forth in this Agreement with its counsel and understands the significance and effect thereof.
(b) "Hazardous Materials" means: (i) oil, gasoline, diesel fuel, petroleum products (including any and all constituents and additives) or other petroleum hydrocarbons, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Real Property or to persons in, on, or about the Real Property, or cause the Real Property to be in violation of any local, state or federal law or regulation (including without limitation, any Environmental Requirements), or are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "contaminants", "pollutants", "regulated substances" or words of similar import under any applicable Environmental Requirement; (ii) any asbestos and asbestos containing materials, in any form, whether friable or non friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million contained in transformers or other equipment; (iii) any radon gas; or (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health and/or safety.
(c) "Environmental Requirements" means: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq. ("CERCLA"); (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq. ("RCRA"); (iv) the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; (v) The Natural Resources and Environmental Protection Act, MCL §324.101 et seq. (Act 451 of 1994, as amended); (vi) the Clean Water Act, as amended, 33 U.S.C. §1251 et seq.; (vii) any other federal, state or local law, statute, code, ordinance, rule, regulation, judgment, order, decree and agreement now or hereafter enacted, promulgated, or amended and in effect, that deals with or otherwise in any manner relates to, pollution, the protection or regulation of human health, natural resources, the environment, or environmental matters of any kind or the emissions, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil); (viii) regulations adopted, orders issued, and publications promulgated pursuant to the aforesaid laws; and (ix) the common law.

(d) By signing this Agreement, Purchaser shall be deemed to have made its own independent investigation of the Property and the presence of Hazardous Materials in, on, upon, under, above, or in the vicinity of the Property as Purchaser deems appropriate and, subject to the representations and warranties of Seller in this Agreement (during the period the same survive), Purchaser hereby waives, releases and relinquishes any and all objection to or complaints regarding (including, but not limited to, federal, state or common law based actions and any private right of action under state and federal law to which the Property is or may be subject, including, but not limited to, CERCLA and RCRA) physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property.
Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.  Accordingly, except as otherwise set forth in this Agreement, Purchaser, on behalf of itself and any parent, subsidiary or other person or entity affiliated with Purchaser, all of their respective officers, directors, shareholders, employees, members, managers, trustees, beneficiaries, partners, principals, and representatives of any of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Releasors"), hereby expressly, unconditionally and fully waives, releases and relinquishes any and all claims, demands, suits, proceedings, actions, and causes of action (sometimes referred to herein as "Claims"), any and all other Liabilities (as defined below) of any nature whatsoever, and any and all other rights and remedies Releasors now or hereafter may have against Seller, Seller's affiliates, Seller's investment advisors, the partners (general and limited), trustees, beneficiaries, shareholders, members, managers, directors, officers, principals, employees, agents, brokers, and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Seller Parties"), whether known or unknown, which may arise from or be related to (i) a breach of any of the representations, warranties, covenants, agreements, duties or obligations of Seller set forth in this Agreement following the expiration of the survival period applicable thereto, if any, except as to any such breach of a representation and/or warranty of Seller that was actually unknown to Purchaser at Closing and constitutes fraud or an intentional misrepresentation by Seller; and (ii) the Property, including, without limitation: (A) the physical condition, quality, quantity and state of repair of the Property (which Purchaser has, as of the Effective Date, accepted and approved) and the prior management and operation of the Property; (B) the ownership, use, and location of the Property; (C) the economic performance of the Property; (D) the Property's compliance or lack of compliance with any federal, state or local laws, rules, regulations, codes or ordinances; and (E) any past, present or future presence or existence of Hazardous Materials or other toxic or harmful substances in, on, upon, under, above, or in the vicinity of the Property or with respect to any past, present or future violation of any Environmental Requirements now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (I) any and all rights and remedies Releasors now or hereafter may have pursuant to any

Environmental Requirements and (II) any and all Claims and other Liabilities, whether known or unknown, now or hereafter existing, with respect to the Property under any Environmental Requirements (including, but not limited to, any claims for recovery or contribution of costs associated with conducting any voluntary action or any remedial responses, corrective action or closure pursuant to any applicable Environmental Requirements).  As used herein, "Liabilities" means debts, duties, obligations, liabilities, suits, claims, demands, proceedings, actions, causes of action, damages, losses, diminutions in value, fines, interest, penalties, charges, judgments, decrees, awards, amounts paid in settlement, fees, costs and expenses (including, without limitation, attorneys' fees and expenses, court costs, and costs and expenses incurred in the investigation, defense and settlement of Claims).
Without limiting the foregoing and except for the representations and warranties of Seller set forth in this Agreement (during the period the same survive), Purchaser, on behalf of itself and the other Releasors, hereby assumes all risk and liability resulting or arising from, or relating to the ownership, use, condition, location, maintenance, repair, or operation of, the Property from and after Closing and Seller Parties shall not be liable for any special, direct or indirect, consequential, speculative, punitive or other damages resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair or operation of the Property.
The foregoing waivers, releases, relinquishments, and agreements by Purchaser, on behalf of itself and Releasors, shall survive Closing and the recordation of the Deed (or earlier termination of this Agreement) and shall not be deemed merged into the Deed upon its recordation.
(e) Seller shall not be responsible for curing any governmental violations, notice of which hereafter is received, either prior to or subsequent to Closing, nor shall Purchaser by entitled to any abatement, reduction or other modification in the Purchase Price or in any of the other terms, conditions and provisions hereunder in the event of the occurrence and/or the receipt of notice of any such governmental violation, nor shall Seller prior to Closing, be responsible for performing any work or fulfilling any other obligation in connection with (i) obtaining a Certificate of Occupancy or any other governmental approval in connection with the sale of the Property or resulting from the use or physical condition of the Property; and/or (ii) keeping any of the Intangible Property in effect.  At its sole cost and expense, Purchaser shall be responsible for performing any work or fulfilling any other obligation in connection with obtaining a Certificate of Occupancy or any other governmental approval in connection with the purchase of the Property; keeping any of the Intangible Property in effect; or resulting from the use or physical condition of the Property.

(f) "Due Diligence Material" means the property specific package received by Purchaser from Seller's Broker (all or part of which may have been downloaded electronically by Purchaser from Seller's Broker's website) which includes a survey of the Property, the Seller's Phase I ESA, a title commitment and copies of all Schedule B-2 documents referenced therein, and may also include photographs, maps, demographic information, improvement descriptions, real estate tax and zoning information, and other materials, data and information provided to Purchaser by Seller or Seller's Broker before or after the Effective Date (including, but not necessarily limited to, pursuant to Paragraph 48 below).
(g) PURCHASER ACKNOWLEDGES THAT THE TERMS, CONDITIONS AND PROVISIONS OF THIS PARAGRAPH 7 ARE A MATERIAL INDUCEMENT FOR THE SELLER TO ENTER INTO THIS AGREEMENT AND AN INTEGRAL PART OF THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY.
(h) Except as specifically provided in this Paragraph 7, the terms and provisions of this Paragraph 7 shall not be deemed to limit, qualify or have any effect on any representation, warranty, covenant or indemnity made by Seller under this Agreement or any right or remedy available to Purchaser for breach thereof or in connection therewith.
8. CONDITIONS PRECEDENT.
(a) Seller's obligation to consummate the sale of the Property pursuant to this Agreement and deliver title to the Property shall be subject to satisfaction (or waiver by Seller) with the following conditions precedent on and as of the date of Closing:
(i) Purchaser shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to the provisions of this Agreement (including Paragraph 3 and Paragraph 12 hereof), and each of the documents listed in Paragraph 11(b) hereof;
(ii) The representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Purchaser shall have performed and complied in all material aspects with all covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing;
(iii) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority having jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby; and

(iv) GM shall have waived any right to acquire the Property pursuant to the ROFR previously granted to GM or GM's right to acquire the Property pursuant to the ROFR previously granted to GM shall have expired.
Seller acknowledges that Purchaser does not guarantee the satisfaction of the conditions precedent listed in this Paragraph 8(a) and that Purchaser's failure to satisfy such conditions shall not be deemed to be a default hereunder (unless same constitutes a default pursuant to other terms of this Agreement) but rather, same shall merely be a failure of a condition to Closing, in which event Seller's sole remedy (exercisable by written notice to Purchaser prior to the Closing Date) shall be to either (i) waive such condition(s) as provided in Paragraph 23 hereof, or (ii) terminate this Agreement in which case the Deposit shall be returned to Purchaser, subject to the provisions that expressly survive the termination of this Agreement.
(b) Purchaser's obligation to consummate the purchase of the Property shall be subject to compliance by Seller with the following conditions precedent on and as of the date of Closing:
(i) Seller shall deliver to Purchaser on the Closing Date each of the documents listed in Paragraph 11(a) hereof;
(ii) All of Seller's representations and warranties set forth in Paragraph 6(a) of this Agreement have been true in all material respects and shall be true and correct in all material aspects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing;
(iii) Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Seller on or before the Closing;
(iv) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority having jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property and/or the consummation of the transaction contemplated hereby;
(v) All of the Terminated Contracts (as hereinafter defined) have been terminated effective as of no later than Closing or, if later, thirty (30) days after the Effective Date.  As used herein, "Terminated Contracts" means (A) the Management Agreement and (B) the Contracts identified in Schedule 8(b)(v) to be attached hereto on or before November 9, 2016, provided that such Contracts are capable of being terminated up to no more than thirty (30) days' prior notice.  Notwithstanding anything to the contrary herein, Purchaser shall not be required to assume any Contracts (I) made available to Purchaser subsequent to November 7, 2016 or (II) made available to Purchaser following the Effective Date that are not terminable upon thirty (30) days' prior notice or less.  All termination fees and any other costs and expenses relating to such termination shall be the responsibility solely of the Seller, and the Purchaser shall not have any responsibility or liability therefor;
(vi) No exceptions to or encumbrances upon title resulting from the actions of Seller, the Operator or their respective agents and employees which materially and adversely affect the marketability of title and/or the use of the Parking Garage (the "New Marketability Matters") shall be entered into and/or recorded against the Property during the period between the Effective Date and the Closing Date except such exceptions or encumbrances that First American Title Insurance Company ("Title Company") is irrevocably committed to insure over (via removal from or endorsement to the title policy (the "Title Policy") to be issued pursuant to the most recently updated title insurance commitment ("Title Commitment") issued by the Title Company prior to the Effective Date) (subject only to the payment of the premium therefor).  Purchaser acknowledges and agrees that the Permitted Exceptions (as hereinafter defined) are not New Marketability Matters.  As used herein, "Permitted Exceptions" means: (A) the matters set forth on attached Exhibit D; and (B) any lien, encumbrance or other exception arising as a result of any act or omission of Purchaser or anyone acting on behalf of Purchaser; and
(vii) There has been no material adverse change in the condition of the Property from and after the Effective Date; provided that the foregoing shall not apply to loss or damage to the Property or a condemnation or taking that is covered by the terms of Paragraph 18 below.
Purchaser acknowledges that Seller does not guarantee the satisfaction of the conditions precedent listed in this Paragraph 8(b) and that Seller's failure to satisfy such conditions shall not be deemed to be a default hereunder (unless same constitutes a default pursuant to other terms of this Agreement) but rather, same shall merely be a failure of a condition to Closing, in which event Purchaser's sole remedy (exercisable by written notice to Seller prior to the Closing Date) shall be to either (i) waive such condition(s) as provided in Paragraph 23 hereof, or (ii) terminate this Agreement and receive a refund of the Deposit, subject to the terms, conditions and provisions of Paragraphs 14, 16(c) and 33 hereof and subject to the Surviving Obligations (as defined in Paragraph 20 below).
9. ERISA.  Without limiting Purchaser's representations and warranties in Paragraph 6(d) hereof, within ten (10) days after the Effective Date, Purchaser shall furnish to Seller all information regarding Purchaser, its affiliates and the shareholders, members, investors, or partners of each of them and any permitted assignees of Purchaser hereunder (collectively, the "Purchaser Related Parties") as Seller requests in order to enable Seller to determine to its sole satisfaction that Purchaser's representations and warranties contained in Paragraph 6(d)(xi) of this Agreement are true and correct.  Purchaser represents, warrants and covenants to Seller that there will not be any change in any such information regarding Purchaser or the Purchaser Related Parties prior to or on the Closing Date.  In the event any such information or change, in Seller's reasonable judgment, makes this transaction a "prohibited transaction" under ERISA,

Seller may terminate this Agreement without liability on the part of Seller or Purchaser (provided such information is not a breach by Purchaser of its representations and warranties contained in Paragraph 6(d)(xi) or such change did not occur as a result of a default by Purchaser), other than Purchaser's liability for any Surviving Obligations, and the Deposit will be returned to Purchaser.
10. CLOSING OF TITLE.  The closing of the transaction contemplated by this Agreement (herein sometimes referred to as the "Closing") shall take place on a date mutally agreed to by the parties, but in no event later than January 10, 2017 (the "Closing Date"), TIME BEING OF THE ESSENCE.  The Closing shall be held in escrow through the Title Company (in the office in which the Escrow Agent is located) by delivery of the closing documents to the Title Company at least one (1) business day prior to the Closing (and delivery of funds to the Title Company on the Closing Date), or at such other place and/or by such other manner as the parties hereto may mutually agree.
11. CLOSING DOCUMENTS.
(a) At Closing, Seller shall execute and/or deliver to Purchaser and/or the Title Company (as applicable) the following:
(i) a covenant deed in the form of attached Exhibit B ("Deed") conveying the Real Property subject to no exceptions other than the Permitted Exceptions, together with a Real Estate Transfer Tax Valuation Affidavit in the form prescribed by statute and in accurate substance;
(ii) an affidavit of title, the form and substance of which shall be subject to the approval of the Title Company sufficient to remove or modify as is customary all of the standard pre-printed exceptions which do not require a survey to delete or modify;
(iii) a bill of sale, if applicable, conveying all of Seller's right, title and interest in and to the Personal Property and, to the extent assignable, the Intangible Property in the form of attached Exhibit C ("Bill of Sale");
(iv) a counterpart to a closing settlement statement approved by Seller and Purchaser reflecting the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement (the "Closing Statement");
(v) an affidavit of Seller certifying that Seller is not a "foreign person", as defined in the Federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended;
(vi) a termination of the Management Agreement (in accordance with the terms thereof); and, to the extent the same remain in effect, terminations of all other Terminated Contracts;

(vii) such organizational and authorizing documents of Seller as reasonably shall be required by the Title Company to evidence Seller's authority to execute this Agreement and any documents to be executed by Seller at Closing to consummate the transaction contemplated by this Agreement;
(viii) to the extent that any Contracts remain in effect, an assignment of all of Seller's rights and interests in the Contracts (other than Terminated Contracts) to Purchaser in the form of attached Exhibit E ("Assignment of Contracts");
(ix) a certificate stating that Seller's representations and warranties set forth in Paragraph 6(a) of this Agreement, as modified by the Purchaser's Contradictory Knowledge (as defined in Paragraph 6(a), remain materially true, correct and complete in all material respects on and as of the Closing Date, to the level of the standard of knowledge applicable thereto when initially made;
(x) all original files, licenses, permits, certificates of occupancy, keys, access codes and agreements in Seller's possession pertaining to the Property, all of which shall be delivered to Purchaser within one (1) business day after the Closing Date; and
(xi) such other instruments as reasonably may be required by the Title Company and which are customarily delivered in the State to effectuate the within transaction; provided that Seller shall not be obligated to cause the delivery of any such instrument or document that would increase or expand Seller's obligations or liability to Purchaser under this Agreement.
(b) At Closing, Purchaser shall execute and/or deliver to Seller and/or the Title Company (as applicable) the following:
(i) the balance of the Purchase Price;
(ii) the Bill of Sale, if applicable;
(iii) a counterpart to the Closing Statement;
(iv) such organizational and authorizing documents of Purchaser as shall be required by the Title Company to evidence Purchaser's authority to execute this Agreement and any documents to be executed by Purchaser at Closing and to consummate the transaction contemplated by this Agreement;
(v) the Assignment of Contracts;

(vi) a certificate stating that Purchaser's representations and warranties set forth in this Agreement, remain materially true, correct and complete in all material respects on and as of the Closing Date, as modified by any contradictory information of which Seller may have acquired actual knowledge in the interim, to the level of the standard of knowledge applicable thereto when initially made; and
(vii) such other instruments as reasonably may be required by the Title Company and which are customarily delivered in the State to effectuate the within transaction; provided that Purchaser shall not be obligated to cause the delivery of any such instrument or document that would increase or expand Purchaser's obligations or liability to Seller under this Agreement.
12. COSTS AND PRORATIONS.
(a) Purchaser will pay the following costs of Closing this transaction:
(i) all Deed recordation fees and expenses;
(ii) one-half of all settlement fees and other charges of the Title Company due in connection with the closing of this transaction;
(iii) the cost of any surveys obtained by Purchaser and the cost of any other investigations, inspections, audits, examinations or the like made by or on behalf of Purchaser (to the extent not already paid);
(iv) the premiums, fees, and all other costs relating to the issuance of: (A) any title policy issued in connection with any financing of the purchase of the Property by Purchaser (the "Loan Policy"); and (B) endorsements to the (I) Title Policy, except those endorsements the cost of which Seller has committed in writing to pay, and (II) the Loan Policy;
(v) the fees and disbursements of Purchaser's counsel and any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing of this transaction;
(vi) any and all charges, fees, costs and expenses in connection with Purchaser obtaining or recording any financing for the purchase of the Property;
(vii) any fees or costs payable to any governmental entity in connection with this transaction including without limitation, obtaining a Certificate of Occupancy, a Certificate of Continued Occupancy, inspection fee or any other governmental approval; and
(viii) all other costs, expenses, fees, taxes and disbursements with respect to this transaction not payable by Seller as set forth in (b) below.

(b) Seller will pay the following costs of closing this transaction:
(i) all real estate transfer taxes or similar taxes or any other fees or taxes due in connection with the transfer of the Property;
(ii) the premiums, commitment issuance fees, title search and exam fees, and all other costs relating to the issuance of the Title Policy, except the premiums, fees and costs relating to the issuance of endorsements for which Purchaser is responsible pursuant to Paragraph 12(a)(iv)(B)(I) above;
(iii) one-half of all settlement fees and other charges of the Title Company due in connection with the closing of this transaction; and
(iv) all fees and disbursements of Seller's counsel.
(c) (i) Seller and Purchaser agree that all fees under the Contracts (other than the Terminated Contracts), and other income and utility charges shall be prorated on a calendar-year basis or other appropriate basis (taking into account the relevant billing and/or collection periods) as of midnight on the day immediately preceding the date of Closing, and that all personal property taxes and assessments shall be prorated on a calendar-year basis as of midnight on the day immediately preceding the date of Closing, provided, however, that fees and other income shall only be pro-rated to the extent paid.  If Closing shall occur before the actual personal property taxes and assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes and assessments payable during the year preceding the year in which Closing occurs.  Seller and Purchaser promptly shall adjust the proration of such taxes and assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.  In the event that accurate prorations and other adjustments cannot be made at Closing because current bills and other material information are not obtainable, Seller and Purchaser shall prorate on the best available information, subject to adjustment upon receipt of the final bills and/or material information.  Purchaser shall use commercially reasonable efforts following Closing to collect any rents or other items of income not collected as of the Closing Date on Seller's behalf and Purchaser will tender the same to Seller upon receipt (which obligation of Purchaser shall survive the Closing and not be merged therein or merged with the Deed delivered in connection therewith); provided, however, that all rents and other items of income collected by Purchaser on or after the Closing Date shall first be applied to Purchaser's reasonable costs of collection, then all amounts due Purchaser at the time of collection (i.e., current rents and other items of income due Purchaser as the current owner of the Property) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller.  For the period commencing on the Closing Date and ending sixty (60) days after the Closing Date (the "Seller Collection Period") the Seller shall have the right to collect such delinquencies directly from the party owing same (but the Seller shall not take any action to terminate any contracts or license agreement or take any other action other than collection of damages).  After the expiration of the Seller Collection Period, the Seller shall not, and hereby waives any right it may have to, pursue any collection efforts or file or prosecute any litigation that was not filed during the Seller Collection Period against any tenant at the Property.  The foregoing shall not limit (i) Seller's rights against the Operator with respect to any such delinquencies or to any other matters, and/or (ii) Purchaser's obligations set forth in this subparagraph (i).  The terms and provisions of the two immediately preceding sentences (and Purchaser's obligations referred to therein) shall survive the Closing and not be merged therein (or with the Deed delivered in connection therewith).
(ii) Seller and Purchaser agree that current real estate taxes and assessments, including storm water drainage fees, (if any) shall be prorated between the parties as of the Closing Date on a due date basis, with real estate taxes deemed paid in advance, which is to say that Seller shall be responsible for that portion of the real estate taxes and assessments levied during the twelve (12) months immediately preceding, but not including, the Closing Date, from the levy date for each such tax to, but not including, the Closing Date, and Purchaser shall be responsible for the real estate taxes and assessments from and after the Closing Date.  As used in the preceding sentence, "levy date" means the day on which a general real estate tax becomes due and payable.  The foregoing to the contrary notwithstanding, if, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection.  Such refund shall be delivered to Seller within ten (10) days of receipt.  Seller will not be responsible for any rollback taxes or similar retroactive taxes, fees or assessments.  The terms and provisions of this Paragraph shall survive the Closing and not be merged therein (or with the Deed delivered in connection therewith).
(d) Except as expressly provided herein, the purpose and intent of the provisions for prorations and apportionments set forth in this Paragraph 12 and elsewhere in this Agreement are for Seller to bear all expenses of ownership and operation of the Property and to receive all income therefrom applicable to period(s) occurring on or before midnight of the day preceding Closing and for Purchaser to bear all expenses and receive all such income applicable to period(s) thereafter.
(e) Each party to this Agreement shall indemnify the other party and its respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys' fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the costs described in this Paragraph 12 for which it has assumed responsibility.
(f) All of the provisions contained in this Paragraph 12 shall survive Closing for one (1) year.

13. POSSESSION.  Seller shall deliver to Purchaser, and Purchaser shall accept, possession of the Property from Seller at the time of Closing, subject to the Permitted Exceptions, and thereafter, Purchaser shall be entitled to take any fees, rents, issues and profits of the Property to its own use, subject to Seller's rights and Purchaser's obligations under Paragraph 12 above.
14. BROKERAGE.  Seller's Broker shall be paid a commission by Seller pursuant to a separate written agreement with Seller.  JNL Parking ("Purchaser's Broker" and together with Seller's Broker, the "Brokers") shall be paid a commission by Purchaser pursuant to a separate written agreement with Purchaser. Except as set forth above with respect to the Brokers, neither Seller nor Purchaser has authorized any broker or finder to act on Seller's or Purchaser's behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other Party.  Purchaser and Seller agree to indemnify, defend and hold harmless the other from and against any and all claims, losses, damages, costs or expenses or any kind or character arising out of or resulting from: (i) a breach by the indemnifying Party of its obligation to pay its respective Broker as set forth in the initial two sentences of this Paragraph; and (ii) any agreement, arrangement or understanding alleged to have been made by it or on its behalf with any broker or finder (other than the Brokers) in connection with this Agreement or the transaction contemplated hereby, together with any and all losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements and expert fees, relating to such claims or arising therefrom or incurred by the other Party in connection with this indemnification provision.
15. ASSIGNMENT.  This Agreement may not be assigned, pledged or otherwise transferred by Purchaser, nor shall any of the direct ownership interests in Purchaser be transferred or assigned, in any case, without the prior consent of Seller, which consent may be withheld in Seller's sole discretion, except that Purchaser may assign this Agreement to an entity which controls, is controlled by or is under common control with Purchaser and/or its current principals, provided that concurrently with any such assignment, Purchaser notifies Seller thereof and of the name and address of the assignee and sends to Seller a true copy of such executed assignment, together with evidence reasonably satisfactory to Seller that the assignment is permitted pursuant to this Paragraph, a written agreement by the assignee to assume all of the terms, promises and conditions of this Agreement on the part of Purchaser, and an agreement by Purchaser (in form satisfactory to Seller) that it shall remain liable to Seller for all of the terms, promises and conditions of this Agreement on Purchaser's part to be performed hereunder.  The foregoing to the contrary notwithstanding, without Seller's approval (which may be granted, denied, delayed, withheld, or conditioned in Seller's sole and absolute discretion) in no event shall any assignment or other transfer of this Agreement by Purchaser and/or any assignment or other transfer of any interest in Purchaser be effective if the same occurs less than five (5) business days prior to the scheduled Closing Date.  As used in this Paragraph, the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

16. DEFAULT; REMEDIES.
(a) If there is a breach or default by the Purchaser in the performance of any of its obligations under this Agreement of which the Seller has provided Purchaser written notice and the Purchaser has failed to cure within ten (10) days (provided that Purchaser shall not be entitled to such notice and/or opportunity to cure for failure to close on the purchase of the Property in the time, place and manner required by this Agreement), then this Agreement may be terminated by Seller, the Deposit shall be paid to Seller, and Purchaser shall have no further liability to Seller (except for the Surviving Obligations).  The Parties have agreed that the actual damages suffered by Seller would be extremely difficult or impracticable to ascertain.  After negotiation, the Parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in such an event and that the aforesaid payment of the Deposit is liquidated damages hereunder with respect to such an event and not a penalty.
The provisions of this Paragraph 16(a) shall not limit or affect any of Purchaser's indemnities as provided in Paragraphs 14, 16(c) and 33 of this Agreement.
(b) If there is a breach or default by the Seller in the performance of any of its obligations under this Agreement of which the Purchaser has provided Seller written notice and the Seller has failed to cure within ten (10) days (provided that Seller shall not be entitled to such notice and/or opportunity to cure for failure to close on the sale of the Property in the time, place and manner required by this Agreement), then Purchaser, as its sole remedies hereunder, shall have the right to: (i) terminate this Agreement by delivery of written notice thereof to Seller and receive a return of the Deposit, in which event Seller shall also reimburse Purchaser for the Purchaser's out-of-pocket costs in connection with the transaction contemplated by this Agreement; or (ii) seek specific performance; or (iii) waive such breach or default by delivery of written notice thereof to Seller and proceed to Closing.  In the event that Purchaser elects to seek specific performance under (ii) above, Purchaser shall bring such action within ninety (90) days after the scheduled Closing Date, or else such remedy shall be deemed waived; and unless otherwise expressly required pursuant to this Agreement, in no event shall Seller be obligated to undertake any of the following: (A) change the condition of the Property or restore the same after any fire or casualty; (B) expend money or post a bond to remove or insure over a defect in title or encumbrance or to correct any matter shown on a survey of the Property; (C) secure any permit, approval, or consent  with respect to the Property or Seller's conveyance thereof; or (D) expend any money to repair, improve, remediate or alter the Property or any portion thereof.  If Purchaser shall not institute an action for specific performance within ninety (90) days after the scheduled Closing Date, time being of the essence, and Purchaser has not elected to waive such default by Seller, Purchaser shall be deemed to have elected to terminate set forth in (i) above.

(c) Except in connection with Purchaser's permitted pursuit of specific performance pursuant to subparagraph (b) above, in no event shall Purchaser be entitled to file or record a notice of pendency ("lis pendens") or any other notice of lien against the Property at any time in the event of any default by Seller under this Agreement or otherwise.  Without limitation of Purchaser's other obligations and liabilities, and Seller's other rights and remedies, under this Agreement, at law and/or in equity, Purchaser shall indemnify and hold Seller and the Seller Parties harmless from and against any and all liabilities, claims, actions, damages, judgments, penalties, costs and expenses (including, without limitation, attorneys' fees and expenses) suffered or incurred by any of such indemnified parties arising out of or in connection with any filing of a lis pendens by or on behalf of Purchaser that is not expressly permitted by the terms of this Paragraph 16.  The terms and provisions of this Paragraph 16(c) shall survive the termination or cancellation of this Agreement.
(d) In no event shall either party be liable to the other for any punitive, speculative or consequential damages.
(e) The provisions of this Paragraph 16 shall not limit or affect any of the Surviving Obligations.
17. NOTICES.  All notices, requests, consents, approvals, responses, waivers or other communications (each, a "notice") required or permitted to be given hereunder shall be given in writing and shall be delivered by (i) a commercial overnight courier that guarantees next business day delivery and provides a receipt or other evidence of delivery; or (ii) electronic mail, and such notices shall be addressed to the addresses for the respective Parties, as set forth below.  Such notices shall be deemed received upon the earlier of receipt or, if emailed, the date of electronic or mechanical confirmation of delivery, provided that all notices sent by email shall also be sent within one (1) business day thereafter by commercial overnight courier or via U.S. first class mail, postage prepaid.  Seller and Purchaser may from time to time by written notice to the other Party designate different and/or other address(es) for receipt of future notices.

To Seller:	Center Parking Associates Limited Partnership
121 West Long Lake Road, Suite 200
Bloomfield Hills, Michigan 48304
Attention: Lawrence Jackier
email: jackier@jackiergould.com
Attention: Dale Rands
email: drands@rankauf.com

with a copy to:
Dawda Mann PLC
Dawda Mann Building
39533 Woodward Avenue, Suite 200
Bloomfield Hills, Michigan 48304
Attention: Edward C. Dawda
email: edawda@dmms.com
Attention: Todd A. Schafer
email: tschafer@dmms.com

To Purchaser:	c/o MVP REIT, Inc. 8880 W. Sunset Road, Suite 200 Las Vegas, Nevada 89148 Attention: Dan Huberty email: dan@mvpreits.com
with a copy to:	Craig D. Burr 8880 W. Sunset Road, Suite 210 Las Vegas, Nevada 89148 email: craig@craigburr.com
and:	Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 Attention: Stephen C. Mixter email: smixter@jonesday.com
To Title Company/Escrow Agent:	National Commercial Services 900 Wilshire Drive, Suite 300 Troy, Michigan 48084 Attention: Patricia A. Cadena email: pcadena@firstam.com
Any notice sent by the attorney representing a Party, shall qualify as notice under this Agreement.

18. RISK OF LOSS AND CONDEMNATION.
(a) Seller assumes the risk of any loss or damage to the Property beyond ordinary wear and tear until the Closing Date.  If the Property, or any part thereof, suffers any material damage prior to Closing (i.e., damage costing in excess of Two Hundred Fifty Thousand U.S. Dollars ($250,000) to repair) from fire or other casualty, which Seller, at its sole option, does not elect to completely repair, Purchaser may elect by delivery of written notice to Seller within ten (10) business days after Purchaser's receipt of written notice from Seller advising Purchaser of the damage, to (i) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither Purchaser nor Seller shall have any further duties, obligations or liabilities under this Agreement, except as otherwise provided herein; or (ii) continue this Agreement and consummate Closing, in which event all of Seller's right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any reasonable costs and expenses incurred by Seller to repair or restore the Property, up to the amount of such proceeds, which shall be payable to Seller), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing.  If Purchaser having such right to terminate does not elect to terminate this Agreement as aforesaid, then Purchaser shall be deemed to have elected to continue the Agreement pursuant to clause (ii) above. If the Property, or any part thereof, suffers any damage prior to Closing that is not material (i.e., damage costing Two Hundred Fifty Thousand U.S. Dollars ($250,000) or less to repair) from fire or other casualty and repairs of all such damage are not performed by Seller prior to Closing, then Purchaser shall be entitled to receive an amount equal to the cost to repair any remaining damage, which shall be "paid" to Purchaser (at the election of Seller) by assignment of Seller's right, title and interest in and to the proceeds of any insurance covering such damage (up to a maximum of the cost to repair any remaining damage) and/or a credit against the Purchase Price; provided, in no event, shall Purchaser receive an amount (by assignment, payment or credit) in excess of the cost to repair any remaining damage.
(b) If, prior to Closing, all or substantially all of the Real Property shall be condemned or taken as the result of the exercise of the power of eminent domain, then this Agreement shall terminate and be of no further force and effect, except that Escrow Agent shall release the Deposit to Purchaser in accordance with the provisions of Paragraph 4 hereof, and except for the Surviving Obligations.  If prior to Closing, less than all or substantially all of the Real Property shall be so condemned or taken then Purchaser and Seller shall proceed to Closing, without any change in the Purchase Price, the Parties shall have the right to participate jointly in the condemnation proceedings and the proceeds thereof shall belong to Seller, but Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to said proceeds unless such condemnation proceedings shall be pending on the Closing Date, in which event there shall be no such credit and, at Closing Seller shall assign all of its rights and interest in said proceedings to Purchaser.

19. CONFIDENTIALITY.  Purchaser agrees that, unless after the Effective Date Seller specifically and expressly otherwise agrees in writing, all information regarding or relating to the Seller, the Property or the ownership, operation or maintenance thereof, that is obtained by Purchaser during any inspection of the Property or in any other manner or from any other source (including, but not limited to, the Due Diligence Material) (collectively, the "Proprietary Information") is and shall be deemed and treated by Purchaser and all of the Releasors as proprietary, privileged and confidential and neither Purchaser nor any Releasor shall disclose same to any other person except those Releasors and their consultants and agents assisting Purchaser with the transaction contemplated herein, or Purchaser's lender, if any, and then only on a need-to-know basis, and upon Purchaser or Releasor making each such person aware of the confidentiality restrictions set forth herein and procuring such person's agreement to be bound thereby.  Notwithstanding the foregoing, Purchaser shall not be deemed to have violated the provisions of this Paragraph 19 if Purchaser or any Releasor is required to disclose any Proprietary Information pursuant to a judicial order validly issued and served upon Purchaser or any Releasor by a court with competent jurisdiction over the Property and the Proprietary Information which is the subject of such order and Purchaser: (a) promptly, and in no event less than five (5) business days after Purchaser's or any Releasor's receipt of such court order, delivers a copy of same, together with any notices or other documents which were served on Purchaser or any Releasor with such court order, to Seller; and (b) cooperates in any effort (provided that neither Purchaser nor any Releasor thereby is placed in breach of such court order) instituted by Seller to prevent such disclosure.  In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to deliver to Seller, or cause to be delivered to Seller, all Proprietary Information in the possession and/or control of Purchaser, any Releasor(s) and/or their respective consultants and agents and any Proprietary Information for any purpose other than to determine whether Purchaser shall proceed with the contemplated purchase, or if the purchase and sale had been consummated, in connection with the operation of the Property post-Closing.  WITHOUT BEING DEEMED TO ALTER, LIMIT OR OTHERWISE MODIFY THE TERMS AND PROVISIONS OF THIS PARAGRAPH, PURCHASER SHALL NOT SUBMIT A BASELINE ENVIRONMENTAL ASSESSMENT OF THE PROPERTY (OR ANY PORTION, PART OR COMPONENT THEREOF) OR ANY ENVIRONMENTAL REPORT, DATA, OR OTHER INFORMATION REGARDING CONDITIONS IN, ON, UNDER, ABOVE, OR ABOUT THE PROPERTY (OR ANY PORTION, PART OR COMPONENT THEREOF) TO ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY, AGENCY OR PERSONNEL) PRIOR TO CLOSING.  Notwithstanding the foregoing, Purchaser shall not be prohibited from submitting a Baseline Environmental Assessment of the Property (or any portion, part or component thereof) after Closing. The foregoing provisions shall survive the Closing or any termination of this Agreement.  All obligations of Purchaser and Releasors under this Paragraph 19 shall be referred to as the "Confidentiality Obligations".  Notwithstanding any other term of this Agreement, the provisions of this Paragraph 19 shall survive Closing or the termination of this Agreement for any reason.

20. SURVIVING OBLIGATIONS.  The term "Surviving Obligations" as used herein means collectively, the indemnity obligations of the Parties that expressly survive termination of this Agreement (including, but not necessarily limited to, Purchaser's indemnities as provided in Paragraphs 14, 16(c), and 33 of this Agreement (the "Indemnity Obligations")), the Confidentiality Obligations, and any other obligations of the Parties which expressly survive the termination of this Agreement for any reason.
21. FURTHER ASSURANCES.  Each Party, at any time and from time to time, shall execute, acknowledge when appropriate, and deliver such further instruments and documents and take such other action as reasonably may be requested by the other Party in order to carry out the intent and purpose of this Agreement; provided, however, that the requested actions shall be ministerial in scope and shall not modify or alter in any form or manner the monetary obligations or materially and adversely affect the rights (monetary or non-monetary) of either Party under this Agreement, as determined by the affected Party in its reasonable judgment.  Further, neither Party: (a) shall be obligated to agree in any form or manner, to any additional indemnity agreements or any representations, warranties or guaranties which are not already expressly agreed upon in this Agreement; and (b) shall be obligated to agree to any changes to the environmental terms, conditions, provisions and/or agreements set forth herein or in any other document. The provisions of this Paragraph 21 shall survive Closing or the termination of this Agreement for any reason.
22. ENTIRE AGREEMENT.  This Agreement constitutes the final and entire agreement between the Parties and neither Party shall be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein and therein.  All understandings and agreements heretofore made between the Parties are merged in this Agreement, which fully and completely express the agreement of the Parties and may not be changed, modified, varied or terminated except by a written instrument signed by the Parties or their respective counsel.  The Parties agree that, except as and to the extent expressly provided herein, none of the terms and provisions of this Agreement shall survive the delivery of the Deed and all such terms and provisions of this Agreement shall be merged into the Deed.
23. WAIVER OF CONDITIONS.
(a) Purchaser and Seller each shall have the right, in the sole and absolute exercise of its discretion to waive any of the terms, conditions or provisions of this Agreement which are strictly for its respective benefits and to complete Closing in accordance with the terms, conditions and provisions of this Agreement which have not been so waived.  Unless otherwise specifically provided herein, any such waiver shall be effective and binding only if in writing and if made and delivered at or prior to Closing.

(b) No waiver by either Party of any failure or refusal by the other Party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal by the other Party so to comply.
24. BINDING EFFECT.  This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, except as otherwise provided herein.
25. CONSTRUCTION.  The interpretation, construction and performance of this Agreement shall be governed by the laws of the State, without regard to principles of conflict of laws.  As used in this Agreement, the singular shall include the plural and the plural shall include the singular, wherever appropriate to the context.
26. CAPTIONS.  The captions preceding the Paragraphs of this Agreement are intended only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
27. SEVERABILITY.  The terms, conditions, covenants and provisions of this Agreement shall be deemed to be severable.  If any clause or provision herein contained shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, the same shall be deemed to be severable and shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shell remain in full force and effect, unless such provisions shall relate to the Purchase Price or other monies to be paid hereunder.  In such event, either Party, on not less than ten (10) days' notice to the other, shall have the right to terminate this Agreement on the date specified in such notice, whereupon the Deposit shall be released to Purchaser and neither Party shall have any further obligation to the other, except for Surviving Obligations.
28. NO PUBLIC DISCLOSURE.  Prior to Closing, all press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein shall be subject to the prior written consent of both Parties hereto.  After Closing, this covenant shall terminate and no longer be binding on either Party.
29. NO PARTNERSHIP.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Parties or their successors in interest.
30. RECORDATION.  Purchaser agrees with Seller not to record this Agreement or any memorandum hereof.

31. PROPER EXECUTION.  The submission by Seller to Purchaser of this Agreement in an unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution.  Such submission shall have no binding force and effect, shall not constitute an option or an offer, and shall not confer any rights or obligations upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance.  The submission by Seller to Purchaser of this Agreement for execution by Purchaser and the actual execution thereof and delivery to Seller by Purchaser similarly shall have no binding force and effect on Seller or Purchaser unless and until Seller shall have executed this Agreement and the Initial Deposit shall have been received by Escrow Agent.
32. BUSINESS DAYS.  If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday (as hereinafter defined), the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday.  As used herein, the term "Legal Holiday" means any local or federal holiday on which post offices are closed in the jurisdiction in which the Property is located.
33. LIKE-KIND EXCHANGE.
(a) Purchaser, at the request of Seller, agrees to cooperate reasonably with Seller to that Seller may dispose of the Property in a transaction intended to qualify in whole or in part as a tax-deferred exchange pursuant to Section 1031 of the Code.  In order to implement such exchange:  (i) Seller, upon notice to Purchaser, shall assign its rights, but not its obligations, under this Agreement to a third party designated by Seller to act as a qualified intermediary (as such phrase is defined in applicable regulations issued under the Code); (ii) Purchaser shall, and hereby agrees to, acknowledge such assignment and make all payments due hereunder to or as may be directed by such intermediary; and (iii) at Closing, Seller shall convey the Property directly to Purchaser; provided, however, that:  (w) Purchaser's cooperation shall be limited to the actions specifically contemplated by the foregoing sentence; (x) none of Purchaser's rights or obligations hereunder shall be affected or modified in any way, nor shall any time periods contained herein be affected in any way; (y) Purchaser shall have no responsibility or liability to Seller or any other person for the qualification of Seller's purported exchange transaction under Section 1031 of the Code other than as a result of Purchaser's failure to perform the actions specifically contemplated in this Paragraph; and (z) Purchaser shall not be required to incur any additional expense (unless reimbursed by Seller) or liability as a result of such cooperation, exchange or assignment.  Seller hereby agrees to and shall save, defend, indemnify and hold Purchaser harmless from and against any and all liabilities, claims, losses, damages, costs or expenses incurred by Purchaser as a result of any such cooperation, exchange or assignment.

(b) Seller, at the request of Purchaser, agrees to cooperate reasonably with Purchaser so that Purchaser may acquire the Property as "replacement property" in a transaction intended to qualify in whole or in part as a tax-deferred exchange pursuant to Section 1031 of the Code.  In order to implement such exchange:  (i) Purchaser, upon notice to Seller, shall assign its rights, but not its obligations, under this Agreement to a third party designated by Purchaser to act as a qualified intermediary; (ii) Seller shall, and hereby agrees to, acknowledge such assignment and to accept payment of all or a portion of the Purchase Price from the intermediary; and (iii) at Closing, Seller shall convey the Property directly to Purchaser; provided, however, that:  (w) Seller's cooperation shall be limited to the actions specifically contemplated by the foregoing; (x) none of Seller's rights or obligations hereunder shall be affected or modified in any way, nor shall any time periods contained herein be affected in any way; (y) Seller shall have no responsibility or liability to Purchaser or any other person for the qualification of Purchaser's purported exchange transaction under Section 1031 of the Code, other than solely as a result of Seller's failure to perform the actions specifically contemplated in this Paragraph; and (z) Seller shall not be required to incur any additional expense (unless reimbursed by Purchaser) or liability  as a result of such cooperation, exchange or assignment.  Purchaser hereby agrees to and shall save, defend, indemnify and hold Seller harmless from and against any and all liabilities, claims, losses, damages, costs or expenses incurred by Seller as a result of any such cooperation, exchange or assignment.
(c) The provisions of this Paragraph 33 shall survive Closing.
34. LIMITED LIABILITY.
(a) The obligations of Seller under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed and the Bill of Sale shall not be personally binding upon, nor shall any resort be had to, any of the Seller Parties (other than Seller itself), any individual partner of Seller whether general or limited, or any other property of Seller other than the Property or any properties of the Seller Parties.
(b) The obligations of Purchaser under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Bill of Sale shall not be personally binding upon, nor shall any resort be had to, any of the Releasors (other than the originally-named Purchaser itself and any permitted assignee or successor thereof), any individual member of Purchaser, or any properties of the Releasors.
(c) The provisions of this Paragraph 34 shall survive Closing or termination of this Agreement, for any reason.

35. NO ELECTION.  Each right of the Parties provided for in this Agreement shall, except as otherwise specifically provided in this Agreement, be cumulative and shall be in addition to every other right provided for in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Parties or any one or more of such rights shall not preclude the simultaneous or later exercise by the Parties of any or all other rights provided for in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise.
36. NO THIRD PARTY BENEFICIARY.  The provisions of this Agreement are not intended to benefit any third parties except for the Seller Parties with respect to the Indemnity Obligations.
37. EQUITABLE OWNERSHIP.  Prior to the conveyance of the Property hereunder, Purchaser shall not acquire, obtain or assume any equitable ownership of or title to the Property by reason of this Agreement.
38. PREPARATION OF AGREEMENT.  This Agreement shall not be construed more strongly against either Party regardless of who is responsible for its preparation.
39. JOINT OBLIGATIONS.  All obligations and liabilities of Purchaser set forth herein shall be joint and several if more than one Purchaser is named herein.
40. COUNTERPARTS; PDFS.  This Agreement may be executed and delivered in any number of counterparties (whether original or portable document format, i.e., pdf), each of which shall be deemed an original and all of which shall constitute one and the same instrument.
41. FORUM SELECTION; JURISDICTION; VENUE.  For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of the federal and state courts located in Oakland or Wayne County, Michigan.  Purchaser consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Michigan in accordance with applicable law.  Furthermore, Purchaser waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.
42. WAIVER OF TRIAL BY JURY.  To the fullest extent permitted by applicable law, the parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

43. ATTORNEYS' FEES.  In the event of any controversy, claim, dispute or proceeding between the Parties arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in addition to any other relief to which it may be entitled. The provisions of this Paragraph shall survive Closing or termination of this Agreement.
44. EXHIBITS.  All Exhibits attached hereto are by this reference incorporated herein and made a part of this Agreement.
45. EXISTING RIGHT OF FIRST REFUSAL.  Purchaser acknowledges that pursuant to the Construction and Operating Agreement (as defined in Exhibit D to this Agreement), Riverfront Holdings, Inc. ("GM") has a right of first refusal (a "ROFR") to acquire the Property in the event a bona fide offer (a "Purchase Offer") is received for the purchase or lease of the Property, upon the same or similar terms as contained in the Purchase Offer.  The purchase and sale of the Property is subject to the terms and conditions of the ROFR.  On or before November 3, 2016, Seller will provide GM with written notice of the Purchase Offer pursuant to and in accordance with the terms of the ROFR and shall provide Purchaser with a copy of such notice.  If GM elects to exercise the ROFR prior to the GM Waiver Date (as hereinafter defined) or if GM commences litigation to enjoin the transaction contemplated by this Agreement prior to Closing, then either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party and, upon such termination, Purchaser shall be entitled to receive (i) a full refund of the Deposit and (ii) if Purchaser obtained a property condition report for the Property from a nationally or regionally-recognized consultant experienced in reviewing the condition of the physical improvements that are a part of the Property (the "Purchaser's PCR"), then Seller shall promptly reimburse Purchaser for the Purchaser's out-of-pocket cost of the Purchaser's PCR, up to a maximum of Seven Thousand Nine Hundred Dollars ($7,900) (the "Purchaser's PCR Cost Cap").  "GM Waiver Date" means the earlier to occur of (i) the date that Seller receives a written notice from GM whereby it rejects the Purchase Offer; and (ii) the date that is thirty (30) days following GM's receipt of the Purchase Offer.
46. COVENANTS OF SELLER PRIOR TO CLOSING.  From the Effective Date until Closing or the earlier termination of this Agreement, Seller shall:
(a) Operate and maintain (or cause the operation and maintenance of) the Property substantially in accordance with Seller's past practices with respect to the Property.
(b) Advise the Purchaser (promptly following Seller's written notice thereof) of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental authority which affects the Property.

(c) Provide copies to Purchaser of any material written notices received by Seller relating to the operation or management of the Property from third parties that are not subject to attorney-client privilege or otherwise confidential; provided, in no event shall the foregoing be deemed to include (i) notices or other communications received by Seller or the general partner of Seller from or on behalf of any limited partner, or (ii) notices or other communications delivered from one manager of the general partner to another.
(d) Keep the Property insured against fire and other hazards in such amounts and under such terms as are substantially consistent with the Seller's existing insurance program.
(e) Continue to pay or cause to be paid all taxes, water and sewer charges applicable to periods falling within the pendency of this Agreement in the ordinary course of business.
(f) Reasonably cooperate with Purchaser to obtain (at Purchaser's sole cost and expense) reliance letters or certifications benefiting Purchaser with respect to the Due Diligence Materials.
47. SURVIVAL.  The representations and warranties of the parties contained in this Agreement shall survive for a period of ninety (90) days after the Closing unless a longer or shorter survival period is expressly provided for in this Agreement.  The indemnity provisions of this Agreement or any closing document shall survive Closing indefinitely unless a shorter survival period is expressly provided for in this Agreement or the applicable closing document, as the case may be.
48. INTENTIONALLY DELETED.
49. SELLER PARTNER APPROVALS.  On or before November 3, 2016, Seller shall provide notice of the potential sale of the Property to its limited partners in accordance with the terms of the limited partnership agreement of Seller (the "LPA").  If a sufficient number of the limited partners timely and properly object to the proposed sale prior to November 14, 2016 (the "Outside Approval Date"), then Seller shall provide written notice to Purchaser thereof (the "Limited Partners Sale Rejection") and, upon Purchaser's receipt of such written notice of the Limited Partners Sale Rejection this Agreement shall terminate (subject to the terms, conditions and provisions of Paragraphs 14, 16(c) and 33 hereof and subject to the Surviving Obligations) and, upon such termination, Purchaser shall be entitled to receive (i) a full refund of the Deposit and (ii) reimbursement of its actual out-of-pocket expenses incurred in connection with this Agreement not to exceed $50,000. Purchaser acknowledges that Seller does not guarantee that the limited partners of Seller will not reject the proposed sale of the Property pursuant to this Agreement, and that the Limited Partners Sale Rejection shall not be deemed to be a default hereunder but rather, same shall merely be a failure of a condition to Closing.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by duly authorized persons on the day and year first above written.
WITNESS: SELLER:
CENTER PARKING ASSOCIATES
LIMITED PARTNERSHIP, a Michigan
limited partnership
By:  Jackier/Rands Associates, L.L.C.,
a Michigan limited liability company,
General Partner
By:
Print Name:  Name: Lawrence S. Jackier
Title: Manager
WITNESS: PURCHASER:
MVP DETROIT CENTER GARAGE, LLC,
a Delaware limited liability company
By:
Print Name:  Name: Dan Huberty
Title: President
JOINDER AND CONSENT OF ESCROW AGENT
An original, fully executed copy of this Agreement, together with the Initial Deposit, has been received by Escrow Agent this ___ day of ___________________, 2016, and by execution hereof Escrow Agent covenants and agrees to be bound by the terms, conditions and provisions of Paragraph 4 of this Agreement.
First American Title Insurance Company
By:
Name:
Title:

LIST OF EXHIBITS
EXHIBIT A Legal Description
EXHIBIT B Form of Covenant Deed
EXHIBIT C Form of Bill of Sale
EXHIBIT D Permitted Exceptions
EXHIBIT E Form of Assignment of Contracts
Schedule 6(a)(vii) List of Contracts
Schedule 8(b)(v) List of Terminated Contracts

EXHIBIT A
Legal Description
Commencing at the intersection of the Westerly line of Randolph Street (as established in the Governor and Judges Plan); with the Southerly line of Jefferson Avenue (210 feet wide); thence along said Southerly line of Jefferson Avenue North 59 degrees 49 minutes 57 seconds East 96.50 feet to the Northwesterly corner of Renaissance Center - Phase I; thence along the Westerly line of Renaissance Center - Phase I, South 11 degrees 36 minutes 17 seconds East 97.41 feet; thence, continuing along the Westerly line of Renaissance Center - Phase I, South 30 degrees 10 minutes 03 seconds East 403.66 feet to the Point of Beginning, thence, continuing along said Westerly line of Renaissance Center - Phase I, South 30 degrees 10 minutes 03 seconds East 117.00 feet; thence South 59 degrees 49 minutes 57 seconds West 477.48 feet to the Easterly line of vacated Bates Street (50 feet wide); thence, along the Easterly line of vacated Bates Street and Bates Street, North 30 degrees 13 minutes 05 seconds West 117.00 feet; thence North 59 degrees 49 minutes 57 seconds East 477.58 feet to the Point of Beginning.
Commonly known as: 414 Renaissance Drive West
Tax Parcel No.: 01/000004.002L [Ward 01, Item 4.002L]

EXHIBIT B
Form of Covenant Deed

COVENANT DEED

KNOW ALL MEN BY THESE PRESENTS:  CENTER PARKING ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership f/k/a Center Parking Associates ("Grantor"), having an address of 121 West Long Lake Road, Suite 200, Bloomfield Hills, Michigan  48304, sells, conveys, grants and bargains to MVP DETROIT CENTER GARAGE, LLC, a Delaware limited liability company ("Grantee"), having an address at 8880 W. Sunset Road, Suite 200, Las Vegas, Nevada 89148, the real property City of Detroit, County of Wayne, State of Michigan, being more particularly described in attached Exhibit A (the "Land"), together with: (1) all improvements located thereon (the "Improvements"); (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including Seller's right, title and interest in and to mineral rights, development rights, and air and water rights; and (3) Seller's right, title and interest in and to any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the "Real Property"), for and in consideration of the sum set forth on the Real Estate Transfer Tax Valuation Affidavit filed.
Grantor, for itself and its successors and assigns, covenants that subject those matters set forth on attached Exhibit B, Grantor has not done, committed or knowingly suffered to be done or committed any act, matter or thing whatsoever whereby the Property hereby granted, or any part thereof, is or may be charged or encumbered in title, estate or otherwise.
Grantee acknowledges and agrees with Grantor that Grantee (on behalf of itself and behalf of itself and any parent, subsidiary or other person or entity affiliated with Grantor, all of their respective officers, directors, shareholders, employees, members, managers, trustees, beneficiaries, partners, principals, and representatives of any of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Releasors") hereby expressly, unconditionally and fully waives, releases and relinquishes any and all claims, demands, suits, proceedings, actions, and causes of action (sometimes referred to herein as "Claims"), any and all other Liabilities (as defined below) of any nature whatsoever, and any and all other rights and remedies Releasors now or hereafter may have against Grantor, Grantor's affiliates, Grantor's investment advisors, the partners (general and limited), trustees, beneficiaries, shareholders, members, managers, directors, officers, principals, employees, agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Grantor Parties"), whether known or unknown, which may arise from or be related to the Real Property, including, without limitation: (i) the physical condition, quality, quantity and state of repair of the Property and the prior management and operation of the Property; (ii) the ownership, use, and location of the Property; (iii) the economic performance of the Property; (iv) the Property's compliance or lack of compliance with any federal, state or local laws, rules, regulations, codes or ordinances; and (v) any past, present or future presence or existence of Hazardous Materials or other toxic or harmful substances in, on, upon, under, above, or in the vicinity of the Property or with respect to any past, present or future violation of any Environmental Requirements now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (A) any and all rights and remedies Releasors now or hereafter may have pursuant to any Environmental Requirements and (B) any and all Claims and other Liabilities, whether known or unknown, now or hereafter existing, with respect to the Property under any Environmental Requirements (including, but not limited to, any claims for recovery or contribution of costs associated with conducting any voluntary action or any remedial responses, corrective action or closure pursuant to any applicable Environmental Requirements) (the "Deed Restriction").  Grantee also acknowledges and agrees with Grantor that the Deed Restriction: (i) is for the benefit of Grantor and Grantor's successors and assigns; (ii) shall run with the land, and shall be binding on all persons and parties subsequently acquiring any interest in and/or to the Property; and (iii) shall (in addition to any other rights and remedies available to Grantor at law or in equity) be enforceable by an action for specific performance and/or an injunction to enjoin any continuing breach or violation of the Deed Restriction.  As used herein, "Hazardous Materials" means: (i) oil, gasoline, diesel fuel, petroleum products (including any and all constituents and additives) or other petroleum hydrocarbons, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Real Property or to persons in, on, or about the Real Property, or cause the Real Property to be in violation of any local, state or federal law or regulation (including without limitation, any Environmental Requirements), or are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "contaminants", "pollutants", "regulated substances" or words of similar import under any applicable Environmental Requirement; (ii) any asbestos and asbestos containing materials, in any form, whether friable or non friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million contained in transformers or other equipment; (iii) any radon gas; or (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to human health and/or safety.  As used herein, "Environmental Requirements" means: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; (iv) the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; (v) The Natural Resources and Environmental Protection Act, MCL §324.101 (Act 451 of 1994, as amended); (vi) the Clean Water Act, as amended, 33 U.S.C. §1251 et seq.; (vii) any other federal, state or local law, statute, code, ordinance, rule, regulation, judgment, order, decree and agreement now or hereafter enacted, promulgated, or amended and in effect, that deals with or otherwise in any manner relates to, pollution, the protection or regulation of human health, natural resources, the environment, or environmental matters of any kind or the emissions, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil); (viii) regulations adopted, orders issued, and publications promulgated pursuant to the aforesaid laws; and (ix) the common law. As used herein, "Liabilities" means debts, duties, obligations, liabilities, suits, claims, demands, proceedings, actions, causes of action, damages, losses, diminutions in value, fines, interest, penalties, charges, judgments, decrees, awards, amounts paid in settlement, fees, costs and expenses (including, without limitation, attorneys' fees and expenses, court costs, and costs and expenses incurred in the investigation, defense and settlement of Claims).
The Grantor grants to the Grantee the right to make any and all available division(s) under Section 108 of the land division act, Act No. 288 of the Public Acts of 1967, as amended; provided Grantee by its acceptance of this Deed acknowledges that such grant from Grantor is without representation or warranty as to the existence of such divisions, or as to the number thereof.
This property may be located within the vicinity of farm land or a farm operation.  Generally accepted agriculture and management practices which may generate noise, dust, odors, and other associated conditions may be used and are protected by the Michigan right to farm act.
Dated this ___ day of ____________, 201__.
Grantor:
CENTER PARKING ASSOCIATES LIMITED
PARTNERSHIP, a Michigan limited partnership
By:  Jackier/Rands Associates, L.L.C.,
a Michigan limited liability company,
General Partner
By:
Print Name: Lawrence S. Jackier
Title: Manager
[Remainder of page intentionally left blank; acknowledgments appear on next page(s)]

STATE OF MICHIGAN        )
) SS.
COUNTY OF ____________ )
This instrument was acknowledged before me on ______________ __, 201__, by Lawrence S. Jackier, Manager of Jackier/Rands Associates, L.L.C., a Michigan limited liability company, general partner of Center Parking Associates Limited Partnership, a Michigan limited partnership, on behalf of the limited partnership.
__________________________________________________
Print Name of Notary Public: __________________________
Notary Public, State of ___________, County of __________.
My commission expires: _____________________________.
Acting in the County of ______________________________.

When Recorded Return To: ____________________ ____________________ ____________________ ____________________	Send Subsequent Tax Bills to: Grantee	Prepared by: Edward C. Dawda, Esq. Dawda Mann PLC Dawda Mann Building 39533 Woodward Ave., Suite 200 Bloomfield Hills, Michigan 48304
Tax Parcel #: 01/000004.002L [Ward 01, Item 4.002L]	Recording Fee: $______

Exhibit A to Deed
(Legal Description)
Commencing at the intersection of the Westerly line of Randolph Street (as established in the Governor and Judges Plan); with the Southerly line of Jefferson Avenue (210 feet wide); thence along said Southerly line of Jefferson Avenue North 59 degrees 49 minutes 57 seconds East 96.50 feet to the Northwesterly corner of Renaissance Center - Phase I; thence along the Westerly line of Renaissance Center - Phase I, South 11 degrees 36 minutes 17 seconds East 97.41 feet; thence, continuing along the Westerly line of Renaissance Center - Phase I, South 30 degrees 10 minutes 03 seconds East 403.66 feet to the Point of Beginning, thence, continuing along said Westerly line of Renaissance Center - Phase I, South 30 degrees 10 minutes 03 seconds East 117.00 feet; thence South 59 degrees 49 minutes 57 seconds West 477.48 feet to the Easterly line of vacated Bates Street (50 feet wide); thence, along the Easterly line of vacated Bates Street and Bates Street, North 30 degrees 13 minutes 05 seconds West 117.00 feet; thence North 59 degrees 49 minutes 57 seconds East 477.58 feet to the Point of Beginning.
Commonly known as: 414 Renaissance Drive West
Tax Parcel No.: 01/000004.002L [Ward 01, Item 4.002L]

Exhibit B to Deed
(Permitted Exceptions)
[The following may be updated to include any other Permitted Exceptions pursuant to the Purchase and Sale Agreement]
1. Possible additional assessments for taxes, either prospective or retroactive, for new construction or for any major improvements and/or for change in use or zoning, as well as for current year's taxes levied or to be levied and not yet certified; any taxes and assessments which constitute a lien, but are not yet due and payable; any other future taxes and assessments; and any existing bond or special district assessments, personal property taxes, water and/or meter charges, sewer taxes, charges or rents, in each case not yet due and payable, including any liens related thereto.
2. Unrecorded easements, discrepancies, or conflicts in boundary lines, shortages in area, encroachments, overlapping of improvements, encumbrances, violations, variations, adverse circumstances, facts, rights, claims, and/or interests which an accurate and complete survey or inspection would disclose (including but not necessarily limited to the matters disclosed and/or shown on that certain ALTA/NSPS Land Title Survey prepared by Nowak & Fraus Engineers, Job No. J386, dated September 14, 2016, last revised [insert applicable information when available], which could be ascertained by making inquiry of persons in possession of the Property, and/or which are not shown by the public records, including but not limited to any variations between record lines and retaining walls, fences and hedges.
3. Liens, encumbrances or other matters made, created or suffered by or on behalf of Purchaser, including, without limitation, liens arising as a result of any act or omission of Purchaser or Purchaser's agents, representatives and/or consultants.
4. Unfiled municipal claims.
5. Easements and rights of utility companies, including but not limited to, easements and rights to lay, maintain and repair pipes, lines, conduits, cable boxes and related installations on, under and across the Property and any rights, easements and licenses in favor of, or agreements with, any public or private utility or telecommunications company, including but not limited to, gas, electricity, telephone, telegraph, cable television, cellular telephone and other wireless communications services agreements and private sewer agreements, if any.
6. Any rights, title, interest or claim thereof in any part of the Property taken, used, granted or deeded for street, road or highway purposes (including, but not necessarily limited to, any rights, public and private, in and to any portion of the Property that lies within the right of way of any public street or alley abutting the Property).

7. Any and all consents previously granted by any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.
8. Zoning, building and subdivision, and other land use laws, ordinances, codes, statutes, restrictions, rules, regulations, requirements, and the like, and other governmental laws, ordinances, codes, statutes, restrictions, rules, regulations, requirements, and the like, and amendments and additions thereto, now or hereafter in force, which relate to the Property (or any portions thereof), including but not limited to. Those limiting and/or restricting the use to which the Property may be put.
9. All previously granted or conveyed rights and/or interests of every kind and nature pertaining to water, oil, gas and other minerals (including exploration, extraction and mining rights) underlying the surface and all rights appurtenant and/or pertaining thereto and/or reservations thereof (whether or not recorded), if any.
10. All notes and notices of violations of law, regulations, ordinances, orders or requirements ("violations") affecting the Property and any condition which may give rise to a violation unless such condition is caused solely by an affirmative act of Seller or its agents, representatives or employees subsequent to the date of the Purchase and Sale Agreement (the "Agreement") pursuant to which this Deed is delivered and which is in violation of any material provision of the Agreement.
11. If applicable, designation of the Property as a historical landmark or being within a landmark district.
12. The certificate of occupancy for the Property, whether temporary or permanent, or the non-existence of any certificate of occupancy for the Property; and if a certificate of occupancy for the Property shall exist, any variances between such certificate and the actual state or use(s) of the Property.
13. Party walls and party wall and similar agreements.
14. Any exceptions and exclusions set forth in the Title Company's standard form policy of title insurance (even if extended coverage is provided in a policy of title insurance issued to the Purchaser).
15. Without limiting the generality of any other thing, matter, instrument and/or document set forth in this Exhibit, the following:

(a) The terms, provisions and conditions contained in that certain Construction and Operating Agreement recorded in Liber 19923, Page 432, Addendum to Construction and Operating Agreement recorded in Liber 20474, Page 471, Amendment to Construction and Operating Agreement recorded in Liber 20474, Page 478, Second Amendment to Construction and Operating Agreement recorded in Liber 35284, Page 1209 and Third Amendment to Construction and Operating Agreement recorded in Liber 39036, Page 398 (collectively, the "Construction and Operating Agreement").
(b) The terms, provisions and easement(s) contained in the document entitled "Closing Agreement" recorded April 2, 1973 as Liber 18381, Page 618 of Official Records.
(c) The terms, provisions and easement(s) contained in the document entitled "Agreement and Grant of Easement for Underground Conduit and Electrical Facilities" recorded December 12, 1974 as Liber 18986, Page 344, and Amendment to Agreement and Grant of Easement for Underground Conduit and Electrical Facilities recorded in Liber 20662, Page 405 of Official Records.
(d) The terms, provisions and easement(s) contained in the document entitled "Agreement and Grant of Easement for Permanent Easements Streets" recorded December 12, 1974 as Liber 18986, page 361 and Resolution recorded in Liber 35633, page 78 of Official Records.
(e) The terms, provisions and easement(s) contained in the document entitled "Agreement and Grant of Easement for Water Mains and Sewers" recorded December 12, 1974 as Liber 18986, Page 367 of Official Records.
(f) The terms, provisions and easement(s) contained in the document entitled "Encroachment Agreement" recorded July 22, 1975 as Liber 19151, Page 411 and Liber 19923, Page 417 of Official Records.
(g) The terms, provisions and easement(s) contained in the document entitled "Agreement for Easement Encroachment" recorded February 21, 1978 as Liber 20034, Page 203 of Official Records.
(h) The terms, provisions and easement(s) contained in the document entitled "Agreement and Grant of Construction Easement" recorded March 23, 1978 as Liber 20062, Page 327 of Official Records.
(i) Right of Way granted to The Detroit Edison Company disclosed by instrument recorded in Liber 20202, Page 284, Wayne County Records.
(j) The terms, provisions and easement(s) contained in the document entitled "Quit Claim Deed" recorded December 12, 1974 as Liber 18986, Page 340 of Official Records.

(k) The terms, provisions, easement(s) and rights of others over that portion of the land used as the Tube of the Detroit Windsor Tunnel, contained in the document entitled "Waiver, Release and Ratification Agreement" recorded August 2, 1990 as Liber 24755, Page 125 of Official Records and as disclosed by the deed recorded in Liber 19923, Page 406 of Official Records.
16. Any other matter disclosed by Purchaser's title commitment and not objected to by Purchaser.
17. The Deed Restriction.
18. [If the same remains in effect at Closing: That certain Letter Agreement dated as of January 11, 2016 by and between Seller and General Motors LLC.]

EXHIBIT C
Bill of Sale
THIS BILL OF SALE is made as of ____________ ___, 201__, by and between CENTER PARKING ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership Inc. ("Seller"), and ______________________________, a(n) _________________________ ("Purchaser"),
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller does hereby bargain, sell, convey, and transfer to Purchaser all of Seller's right, title and interest, if any, in and to: (i) the "Personal Property" as that term is defined in that certain Purchase and Sale Agreement, dated effective ____________ ___, 201__, by and between Seller and Purchaser (the "Purchase Agreement" or "PSA"); and to the extent assignable, in and to the "Intangible Property"), as that term is defined in the Purchase Agreement.
.
TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns, forever, from and after the date hereof.
This Bill of Sale is made pursuant to that certain Purchase Agreement, including, without limitation, the terms and provisions of Paragraph 7 thereof, including, but not limited to, that: (i) the Seller's right, title and interest, if any, in and to the Personal Property and the Intangible Property is sold, conveyed, and transferred to Purchaser on an "AS IS, WHERE IS" and "WITH ALL FAULTS" basis; (ii) Seller disclaims any representations, warranties, promises, covenants, agreements, or guaranties of any kind or character whatsoever, whether expressed or implied, oral or written, past, present or future (other than as expressly provided by the PSA), of, as to, concerning or with respect to the Personal Property and the Intangible Property; and (iii) Purchaser, on behalf of itself and the other Releasors (as defined in the PSA), hereby assumes all risk and liability resulting or arising from, or relating to the ownership, use, condition, location, maintenance, repair, or operation of, the Personal Property and the Intangible Property from and after Closing and the Seller Parties (as defined in the PSA) shall not be liable for any special, direct or indirect, consequential, speculative, punitive or other damages resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair or operation of the Personal Property and/or the Intangible Property.
This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute a fully executed agreement, with the same effect and validity as a single, original agreement signed by all of the parties.
[Remainder of this page intentionally left blank; signatures appear on next page]

IN WITNESS WHEREOF, Seller and Purchaser have caused this instrument to be executed and delivered as of this _______ day of _____________________, 2016.
SELLER:

CENTER PARKING ASSOCIATES LIMITED
PARTNERSHIP, a Michigan limited partnership
By:  Jackier/Rands Associates, L.L.C.,
a Michigan limited liability company,
General Partner
By:
Print Name: Lawrence S. Jackier
Title: Manager
PURCHASER:

____________________________________,
a(n) ________________________________
By:
Print Name:
Title:

EXHIBIT D
Permitted Exceptions

1. Possible additional assessments for taxes, either prospective or retroactive, for new construction or for any major improvements and/or for change in use or zoning, as well as for current year's taxes levied or to be levied and not yet certified; any taxes and assessments which constitute a lien, but are not yet due and payable; any other future taxes and assessments; and any existing bond or special district assessments, personal property taxes, water and/or meter charges, sewer taxes, charges or rents, in each case not yet due and payable, including any liens related thereto.
2. Unrecorded easements, discrepancies, or conflicts in boundary lines, shortages in area, encroachments, overlapping of improvements, encumbrances, violations, variations, adverse circumstances, facts, rights, claims, and/or interests which an accurate and complete survey or inspection would disclose (including but not necessarily limited to the matters disclosed and/or shown on that certain ALTA/NSPS Land Title Survey prepared by Nowak & Fraus Engineers, Job No. J386, dated September 14, 2016, last revised [insert applicable information when available], which could be ascertained by making inquiry of persons in possession of the Property, and/or which are not shown by the public records, including but not limited to any variations between record lines and retaining walls, fences and hedges.
3. Liens, encumbrances or other matters made, created or suffered by or on behalf of Purchaser, including, without limitation, liens arising as a result of any act or omission of Purchaser or Purchaser's agents, representatives and/or consultants.
4. Unfiled municipal claims.
5. Easements and rights of utility companies, including but not limited to, easements and rights to lay, maintain and repair pipes, lines, conduits, cable boxes and related installations on, under and across the Property and any rights, easements and licenses in favor of, or agreements with, any public or private utility or telecommunications company, including but not limited to, gas, electricity, telephone, telegraph, cable television, cellular telephone and other wireless communications services agreements and private sewer agreements, if any.
6. Any rights, title, interest or claim thereof in any part of the Property taken, used, granted or deeded for street, road or highway purposes (including, but not necessarily limited to, any rights, public and private, in and to any portion of the Property that lies within the right of way of any public street or alley abutting the Property).
7. Any and all consents previously granted by any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.

8. Zoning, building and subdivision, and other land use laws, ordinances, codes, statutes, restrictions, rules, regulations, requirements, and the like, and other governmental laws, ordinances, codes, statutes, restrictions, rules, regulations, requirements, and the like, and amendments and additions thereto, now or hereafter in force, which relate to the Property (or any portions thereof), including but not limited to. Those limiting and/or restricting the use to which the Property may be put.
9. All previously granted or conveyed rights and/or interests of every kind and nature pertaining to water, oil, gas and other minerals (including exploration, extraction and mining rights) underlying the surface and all rights appurtenant and/or pertaining thereto and/or reservations thereof (whether or not recorded), if any.
10. All notes and notices of violations of law, regulations, ordinances, orders or requirements ("violations") affecting the Property and any condition which may give rise to a violation unless such condition is caused solely by an affirmative act of Seller or its agents, representatives or employees subsequent to the date of the Purchase and Sale Agreement (the "Agreement") pursuant to which this Deed is delivered and which is in violation of any material provision of the Agreement.
11. If applicable, designation of the Property as a historical landmark or being within a landmark district.
12. The certificate of occupancy for the Property, whether temporary or permanent, or the non-existence of any certificate of occupancy for the Property; and if a certificate of occupancy for the Property shall exist, any variances between such certificate and the actual state or use(s) of the Property.
13. Party walls and party wall and similar agreements.
14. Any exceptions and exclusions set forth in the Title Company's standard form policy of title insurance (even if extended coverage is provided in a policy of title insurance issued to the Purchaser).
15. Without limiting the generality of any other thing, matter, instrument and/or document set forth in this Exhibit, the following:
(a) The terms, provisions and conditions contained in that certain Construction and Operating Agreement recorded in Liber 19923, Page 432, Addendum to Construction and Operating Agreement recorded in Liber 20474, Page 471, Amendment to Construction and Operating Agreement recorded in Liber 20474, Page 478, Second Amendment to Construction and Operating Agreement recorded in Liber 35284, Page 1209 and Third Amendment to Construction and Operating Agreement recorded in Liber 39036, Page 398 (collectively, the "Construction and Operating Agreement").

(b) The terms, provisions and easement(s) contained in the document entitled "Closing Agreement" recorded April 2, 1973 as Liber 18381, Page 618 of Official Records.
(c) The terms, provisions and easement(s) contained in the document entitled "Agreement and Grant of Easement for Underground Conduit and Electrical Facilities" recorded December 12, 1974 as Liber 18986, Page 344, and Amendment to Agreement and Grant of Easement for Underground Conduit and Electrical Facilities recorded in Liber 20662, Page 405 of Official Records.
(d) The terms, provisions and easement(s) contained in the document entitled "Agreement and Grant of Easement for Permanent Easements Streets" recorded December 12, 1974 as Liber 18986, page 361 and Resolution recorded in Liber 35633, page 78 of Official Records.
(e) The terms, provisions and easement(s) contained in the document entitled "Agreement and Grant of Easement for Water Mains and Sewers" recorded December 12, 1974 as Liber 18986, Page 367 of Official Records.
(f) The terms, provisions and easement(s) contained in the document entitled "Encroachment Agreement" recorded July 22, 1975 as Liber 19151, Page 411 and Liber 19923, Page 417 of Official Records.
(g) The terms, provisions and easement(s) contained in the document entitled "Agreement for Easement Encroachment" recorded February 21, 1978 as Liber 20034, Page 203 of Official Records.
(h) The terms, provisions and easement(s) contained in the document entitled "Agreement and Grant of Construction Easement" recorded March 23, 1978 as Liber 20062, Page 327 of Official Records.
(i) Right of Way granted to The Detroit Edison Company disclosed by instrument recorded in Liber 20202, Page 284, Wayne County Records.
(j) The terms, provisions and easement(s) contained in the document entitled "Quit Claim Deed" recorded December 12, 1974 as Liber 18986, Page 340 of Official Records.
(k) The terms, provisions, easement(s) and rights of others over that portion of the land used as the Tube of the Detroit Windsor Tunnel, contained in the document entitled "Waiver, Release and Ratification Agreement" recorded August 2, 1990 as Liber 24755, Page 125 of Official Records and as disclosed by the deed recorded in Liber 19923, Page 406 of Official Records.
16. Any other matter disclosed by Purchaser's title commitment and not objected to by Purchaser.

17. The Deed Restriction.
18. [If the same remains in effect at Closing: That certain Letter Agreement dated as of January 11, 2016 by and between Seller and General Motors LLC.]

EXHIBIT E
Assignment of Contracts
ASSIGNMENT AND ASSUMPTION OF CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF CONTRACT (this "Assignment") is entered into as of the _____ day of ____________, 2016, by and between CENTER PARKING ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership ("Assignor"), and ______________________________, a(n) _________________________ ("Assignee").
WHEREAS, Assignor and Assignee entered into that certain Purchase and Sale Agreement ("Agreement" or "Purchase Agreement") dated as of ____________ ____, 2016, for the sale and purchase of the real property located in Detroit, Michigan, legally described on Exhibit A attached hereto, the improvements thereon and certain personal property (collectively, the "Property");
WHEREAS, Assignor desires to assign unto Assignee all of Assignor's right, title and interest in and to the Contracts (as hereinafter defined) as hereinafter provided; and
WHEREAS, Assignee desires to assume the duties and obligations of Assignor with respect to the Contracts.
NOW, THEREFORE, in accordance with the Agreement and in consideration of the sum of Ten Dollars ($10.00), the sufficiency and receipt of which are hereby acknowledged, the parties do hereby covenant and agree as follows:
1. Contracts.  The term "Contracts" means those service, maintenance, management, brokerage or other contracts or agreements pertaining to the Property listed or described on Exhibit B attached hereto.
2. Assignment.  For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, transfers, conveys and assigns to Assignee the entire right, title and interest of Assignor in and to the Contracts, except with respect to its right, title and interest in and to the Contracts pertaining to matters arising and/or accruing prior to the date of this Assignment and as to which Assignee has not effectively assumed responsibility.

3. Assumption.  Assignee hereby accepts the assignment of the Contracts and Assignee assumes and agrees to perform the covenants, agreements and obligations of Assignor under the Contracts, including but not necessarily limited to, the covenants, agreements and obligations of Assignor: (i) which remain unperformed as of the date of this Assignment, except with respect to matters as to which performance is required prior to the date of this Assignment; and (ii) which accrue from and after the date of this Assignment (collectively, the "Assumed Contract Responsibilities").
4. Power and Authority.  Assignor and Assignee each represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and any individual signing this Assignment on behalf of such party is fully empowered and authorized to do so.
5. Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.
6. Counterpart Execution.  This Assignment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
7. Entire Agreement.  This Assignment, together with the Purchase Agreement, sets forth the entire agreement of the parties hereto with respect to the assignment of the Contracts and may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by each of the parties hereto.
8. Governing Law.  This Assignment shall be construed and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflict of law.
9. No Representation.  This Assignment is made without recourse, representation or warranty of any kind whatsoever, except as may otherwise be specifically set forth in that certain Purchase Agreement which representations and warranties shall survive only for the period of survival set forth therein.
10. Indemnification.
(a) Assignee shall and does hereby to the fullest extent permitted by applicable law indemnify Assignor against, and agrees to hold Assignor harmless of and from, all liabilities, obligations, actions, suits, proceedings or claims, and all costs and expenses, including but not limited to reasonable attorneys' fees incurred in connection with the Contracts, whether occurring prior to, on or after the date of this Assignment and/or based upon or arising out of any breach or alleged breach of the Assumed Contract Responsibilities.

(b) Assignor shall and does hereby to the fullest extent permitted by applicable law indemnify Assignee against, and agrees to hold Assignee harmless of and from, all liabilities, obligations, actions, suits, proceedings or claims, and all costs and expenses, including but not limited to reasonable attorneys' fees incurred in connection with the Contracts based upon or arising out of any breach or alleged breach of the Contracts prior to the date of this Assignment and as to which Assignee has not effectively assumed responsibility.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.
ASSIGNOR:

CENTER PARKING ASSOCIATES LIMITED
PARTNERSHIP, a Michigan limited partnership
By:  Jackier/Rands Associates, L.L.C.,
a Michigan limited liability company,
General Partner
By:
Print Name: Lawrence S. Jackier
Title: Manager
ASSIGNEE:

____________________________________,
a(n) ________________________________
By:
Print Name:
Title:

Exhibit A to Assignment of Contracts
(Legal Description of the Property)
Commencing at the intersection of the Westerly line of Randolph Street (as established in the Governor and Judges Plan); with the Southerly line of Jefferson Avenue (210 feet wide); thence along said Southerly line of Jefferson Avenue North 59 degrees 49 minutes 57 seconds East 96.50 feet to the Northwesterly corner of Renaissance Center - Phase I; thence along the Westerly line of Renaissance Center - Phase I, South 11 degrees 36 minutes 17 seconds East 97.41 feet; thence, continuing along the Westerly line of Renaissance Center - Phase I, South 30 degrees 10 minutes 03 seconds East 403.66 feet to the Point of Beginning, thence, continuing along said Westerly line of Renaissance Center - Phase I, South 30 degrees 10 minutes 03 seconds East 117.00 feet; thence South 59 degrees 49 minutes 57 seconds West 477.48 feet to the Easterly line of vacated Bates Street (50 feet wide); thence, along the Easterly line of vacated Bates Street and Bates Street, North 30 degrees 13 minutes 05 seconds West 117.00 feet; thence North 59 degrees 49 minutes 57 seconds East 477.58 feet to the Point of Beginning.
Commonly known as: 414 Renaissance Drive West
Tax Parcel No.: 01/000004.002L [Ward 01, Item 4.002L]

Exhibit B to Assignment of Contracts
(Contracts)

SCHEDULE 6(a)(vii)
List of Contracts
[to be attached per Agreement]

SCHEDULE 8(a)(v)
List of Terminated Contracts
[to be attached per Agreement]